Exhibit 2.1
DATE 12 December 2020

(1) QUANTUM CORPORATION
(2) ROLF MICHAEL HOWARTH
(3) THE PERSONS LISTED IN PART B OF SCHEDULE 1 OF THIS AGREEMENT

SHARE PURCHASE AGREEMENT
relating to the acquisition of the entire
issued share capital of
SQUARE BOX SYSTEMS LIMITED

Pillsbury Winthrop Shaw Pittman LLP
Tower 42, Level 21
25 Old Broad Street
London EC2N 1HQ

Exhibit 2.1
TABLE OF CONTENTS

Exhibit 2.1
SHARE PURCHASE AGREEMENT
DATE: 12 December 2020
BETWEEN:
(1)    QUANTUM CORPORATION whose registered office is 1209 Orange Street, Wilmington, DE, 19801, County of New Castle, United States of America (the “Buyer”);
(2)    ROLF MICHAEL HOWARTH of Whittington House, Whittington, Cheltenham, Gloucestershire, GL54 4HA, United Kingdom (the “Seller”); and
(3)    THE PERSONS whose names and addresses are set out in Part B of Schedule 1 (the “Option Sellers”).
INTRODUCTION:
(A)    The Company (as defined below) is a private company limited by shares. Certain details of the Company are set out in Schedule 2.
(B)    The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares (as defined below) on the terms of this Agreement.
(C)    The Option Sellers have agreed to sell and the Buyer has agreed to buy the Option Shares (as defined below) on the terms of this Agreement.
AGREEMENT:
1.Definitions and interpretation
1.1    The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.
1.2    In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:
$: United States dollars, being the lawful currency for the time being of the United States of America;

£: pounds sterling, being the lawful currency for the time being of the United Kingdom;

Accounts: the unaudited accounts of the Company for the accounting reference period which ended on the Accounts Date (comprising a balance sheet and profit and loss account and notes);

Accounts Date: 31 August 2020;

Anti-Corruption Laws: any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions; in the United Kingdom, the Bribery Act 2010; and in the United States, the Foreign Corrupt Practices Act;

Exhibit 2.1

Anti-Terrorism and Anti-Money Laundering Laws: any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including, the European Union Money Laundering Directives; in the United Kingdom, the Money Laundering Regulations 2003, the Proceeds of Crime Act 2002, the Serious Organised Crime and Police Act 2005, the Anti-Terrorism, Crime and Security Act 2001; in the United States, the Executive Order and statutes authorising the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the PATRIOT Act of 2001;

Approved Medical Practitioner: in the context of determining possible Incapacity, a licensed medical practitioner in the United Kingdom and as agreed between the relevant person and the Buyer;

Automatic Enrolment Scheme: a money purchase pension scheme within the meaning of the Pension Schemes Act 1993 section 181 used by the Company for the purposes of complying with the automatic enrolment employer duties arising under Part 1 of the Pensions Act 2008 and associated regulations operated by the People’s Pension;

Bespoke Software: all software written or customised specifically for the Company, including any bespoke amendments to Standard Software;

Business Day: any day (other than a Saturday or Sunday) on which banks generally are open in London (UK) and San Jose, California (USA) for the transaction of normal business;

Buyer Group Company: the Buyer and any Group Company of the Buyer;

Buyer Shares: common stock with a par value of $0.01 of the Buyer;

Buyer Representative: Lewis Moorehead (or such other person as the Buyer may notify to the Seller in writing);

Cash: all cash or cash equivalents in hand or credited to the account of or held in any account on behalf of the Company with any bank, financial, credit, lending or other similar institution (together with accrued interest) including securities with a maturity of less than 12 months that are readily convertible into cash, cash in transit, sums receivable in accordance with uncleared cheques or other methods of payment to the Company and excluding any tax credits, reliefs and/or losses in each case as recorded in the Company’s books of account;

CatDV Products: CatDV Worker; CatDV Desktop; CatDV Server; CatDV Web and CatDV Archive Plugins;
Cause:
a.Commit or repeat or continue any serious breach of their employment agreement or are guilty of any gross misconduct or any wilful neglect in the discharge of their duties;

Exhibit 2.1
b.are guilty of any fraud or dishonesty, whether in the course of the employment or outside their course of employment and whether relating to the Company or any Group Company;
c.are (in the reasonable opinion of the Buyer) guilty of conduct tending to bring themself or the Company or any Group Company into disrepute;
d.commit any act of bankruptcy, enter into any deed or arrangement with their creditors or take advantage of any statute offering relief for insolvent debtors;
e.are convicted of any criminal offence (excluding offences under legislation in the United Kingdom or elsewhere for which a fine or a non-custodial penalty is imposed);
f.become of unsound mind or are or become a patient for the purposes of any statute relating to mental health;
g.become addicted to or habitually under the influence of alcohol or any drug (other than a drug prescribed for them by a medical doctor for the treatment of a condition other than drug addiction) the possession of which is controlled by law;
h.knowingly, willfully, or negligently breach any of the rules and regulations, as amended from time to time, of any regulatory authority or body relevant to the business of the Company or any Group Company; or
i.are convicted of an offence under a statutory enactment or regulation relating to insider dealing or market abuse, but excluding Incapacity;

Claim: has the meaning given to it in Schedule 5;

Company: Square Box Systems Limited, a company incorporated in England and Wales (registered number 03819556) with its registered office at Unit 40 Lake View House, Tournament Fields, Wilton Road, Warwick, CV34 6RG, United Kingdom;

Company’s Bank Account: the bank account of the Company with National Westminster Bank Plc, sort code: 60-12-35, account number 66516293, account name Square Box Systems;

Company IP Rights: all rights in the Registered IP and the Unregistered IP;

Companies Act: the Companies Act 2006;

Completion: completion of the actions of the Buyer, Seller and Option Sellers as set out in Clause 4.1;

Completion Date: the date of Completion;

Exhibit 2.1
Completion Cash Consideration: £3,803,505;

Completion Share Consideration: Buyer Shares to be issued to the Seller and the Option Sellers in the proportions set out in column 3 of Part C of Schedule 1;

Confidential Information: all information not in the public domain, which the Seller or an Option Seller (as applicable) shall have received or obtained at any time by reason of or in connection with their relationship with the Company including: trade secrets; customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations; technical information, know-how, research and development; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics; and computer software and passwords;

Connected Person: in relation to a relevant person, any one or more of that relevant person’s spouse, civil partner and/or children under the age of 18 living in the home of the relevant person (including step-children);

Consideration: has the meaning given to it in Clause 3.1;

Contingent Share Consideration: Buyer Shares to be issued to the Seller and the Option Sellers in the proportions set out in column 8 of Part C of Schedule 1;

Controller: has the meaning given in Article 4(1) of the GDPR;

Controlling Interest: means the ownership by a person and his or its connected persons of shares of either (i) the Buyer and/or (ii) the Company of the right to more than 51 per cent. of the total number of votes which may be cast on a poll at a general meeting;
CTA 2009: the Corporation Tax Act 2009;

CTA 2010: the Corporation Tax Act 2010;

Data Protection Laws: all laws relating to data protection and privacy which are from time to time applicable to the Company (or any part of its business), including: (a) the European Directive 95/46/EC and all applicable national laws, regulations and secondary legislation implementing the European Directive 95/46/EC including the Data Protection Act 1998; (b) GDPR and all related national laws, regulations and secondary legislation including the UK Data Protection Act 2018; and (c) the European Directive 2002/58/EC and all other applicable national laws, regulations and secondary legislation implementing the European Directive 2002/58/EC including the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing;

Data Room: the data room hosted by Entrepreneurs Hub as at 11:36 am on 11th December 2020 and made available to the Buyer and as recorded on the two USB memory sticks initialled by or on behalf of the Buyer and the Seller for the purposes of identification;

Exhibit 2.1

Debt: all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, excluding, for the avoidance of doubt, any deferred revenue, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) to (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing paragraphs (a) to (g);

Disclosed: disclosed to the Buyer with sufficient detail to allow the Buyer (acting reasonably) to identify the nature and scope of the matters, facts and circumstances disclosed;

Disclosure Letter: the letter dated the date of this Agreement from the Warrantors to the Buyer making certain disclosures against the Warranties (other than the Fundamental Warranties) together with the documents attached or appended to it (if any);

Disposal: a Sale or the sale of all or the majority of the business, assets, property, and undertakings of either (i) the Buyer and/or (ii) the Company, whether in one transaction or a series of transactions;
EMI Options: means all of the subsisting options that have been granted by the Company on the basis that they are “qualifying options” (as defined in paragraph 1(2) of Schedule 5 to ITEPA 2003) under the Share Option Plan, and are currently held by the Option Sellers in respect of a total of 47 Option Shares;

Employed: a person (i) employed by a Buyer Group Company under a contract of employment or (ii) terminated as an employee of a Buyer Group Company other than for Cause or (iii) ceasing to be employed by a Buyer Group Company due to Incapacity;

Employee: any person employed by the Company under a contract of employment;

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any such interest registered pursuant to the Personal Property Securities Act 2009 (Cth)), title retention or any other security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create any of the same;

Finally Determined: means agreed in writing between the Buyer and the Seller or the relevant Option Seller (as applicable) or adjudged payable in legal proceedings in a court of competent jurisdiction from which there is no right of appeal or such right has become time-barred;

Fundamental Warranties: Warranties set out in paragraphs 4, 5, 7 and 10 of Schedule 4;

Exhibit 2.1

GDPR: the General Data Protection Regulation (EU) 2016/679;

Group Company: in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Hardware: any and all computer, telecommunications and network equipment used in the business of the Company (including PCs, mainframes, servers, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment);

HMRC: Her Majesty’s Revenue & Customs;

Incapacity: death, disability, long-term illness of the relevant person and/or their Connected Person or as a result of circumstances agreed between the relevant person with a Buyer Group Company;

Ineligible Recipient: has the meaning given to it in Clause 6.2;

Intellectual Property: patents, registered designs, rights in design, copyright, database right, rights in databases, trademarks, service marks, trade or business names, domain names, logos, inventions or secret processes, formulae, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

Investment Representation Letter: a letter provided by the relevant Seller or Option Seller and dated on or around the date of this Agreement in relation to their eligibility to receive Buyer Shares;

IT Contracts: (a) all licences granted to the Company in respect of the Software, (b) all maintenance agreements in relation to the IT Systems, (c) all consultancy or professional services agreements relating to the IT Systems and IT Services, (d) all support agreements relating to the IT System and IT Services, (e) all lease agreements relating to the Hardware, (f) all contracts relating to the provision of connectivity for the IT System and IT Services, including hosting agreements and agreements with internet service providers, and (g) any other contracts relating to the IT Systems or the IT Services entered into by the Company;

IT Services: any and all services relating to the IT Systems or to any other aspect of the Company’s data processing or data transfer requirements (including facilities management, hardware maintenance, software development or support, back-up and disaster recovery, source code deposit, recovery and network services);

IT Systems: the Hardware and the Software;

ITEPA 2003: Income Tax (Earnings and Pensions) Act 2003;

Management Accounts: the unaudited accounts of the Company for the twenty four month period to 30 September 2020 (comprising a balance sheet and profit and loss account);

Exhibit 2.1
Off-the-Shelf Software: all standard office application software used by the Company, including word processing, email, calendar, customer relationship management, spreadsheet and database functions;

Open Source Software: any software that is distributed or made available under “free software” or “open source” terms, including software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), as well as any open source software distributed with any license term or condition, in each of the foregoing cases, that requires or purports to require as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge;

Option Exercise Monies: the monies due from the Option Sellers to the Company in respect of the exercise of their Options as set out opposite each relevant Option Seller’s name in column 5 of Part B of Schedule 1 of this Agreement;

Options: the EMI Options all of which are (or were, prior to their exercise) outstanding and capable of being exercised in accordance with their terms and the rules of the Share Option Plan as a consequence of, and by reference to, Completion;

Option Shares: Ordinary Shares of £1.00 each in the capital of the Company issued immediately prior to Completion pursuant to the exercise by the Option Sellers of their Options and set out against the name of each relevant Option Seller in Column 4 of Part B of Schedule 1;

Option Tax Liability: any amount that represents the liability of the Company or of any other person (apart from the relevant Option Seller) to account to a Tax Authority for any amount of, or representing, income tax or social security contributions (whether under the laws of the United Kingdom or other overseas jurisdiction) that may arise on or in connection with the exercise of their Option or the acquisition, holding, disposal or part-disposal of any of their Option Shares;

Ordinary Shares: means the ordinary shares of £1.00 each in the capital of the Company;

Parties: the parties to this Agreement, and each a “Party”;

Pension Scheme: the Automatic Enrolment Scheme operated by the Company;

Personal Data: has the meaning given in Article 4(1) of the GDPR;

Registered IP: all patents, trademarks, domain names, and registered designs and any other registered Intellectual Property and applications for the same owned by the Company;

Registration Rights Agreement: means the registration rights agreement entered into on or around the date of this Agreement between the Buyer, the Seller and the Option Sellers;

Relevant Date:

Exhibit 2.1
a.in respect of an issue of Buyer Shares under Clause 4.1.4, means the Completion Date;
b.in respect of an issue of Buyer Shares under Clause 5.1.2, means the Year 1 Date; and
c.in respect of an issue of Buyer Shares under Clause 5.2.1(a) and 5.2.1(b), means the Year 2 Date;
Relief: has the meaning given to it in the Tax Covenant;

Sale: means the sale, transfer or other disposal of a Controlling Interest to any person who is not a member of the Buyer’s Group;

Sale Shares: the shares in the capital of the Company as set out against the name of the Seller at column 4 of Part A of Schedule 1;

Sanctions and Export Control Laws: all laws, statutes, measures, orders, and regulations relating to (i) economic or trade sanctions; and (ii) export, import, deemed export, transfer, and retransfer controls, including the EU Dual-Use Regulation (428/2009) and the UK Export Control Order 2008;

Sellers’ Solicitors: Mackrell.Solicitors of Savoy Hill House, Savoy Hill, London, WC2R 0BU, United Kingdom;

Sellers’ Solicitor’s Account: the client account of the Seller’s Solicitors with Coutts & Co, sort code: 18-00-02, account number 03837017, account name Mackrell. client account;

Share Option Plan: the Square Box Systems Limited 2016 EMI Share Option Plan established by the Company on 18 May 2016;

Shares: the Sale Shares and the Option Shares;

Software: together, the Off-the-Shelf Software, the Standard Software and the Bespoke Software, including all source and other preparatory materials relating to such programs;

Sterling Equivalent: in respect of an amount in $ means that amount translated into pounds sterling at the rate of £1:$1.334;

Standard Software: all off-the-shelf software applications used by the Company other than Off-the-Shelf Software;

Stock Price: $5.54 per Buyer Share;

Supervisory Authority: any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner's Office in the UK;

Surplus Cash: has the meaning give in Clause 10.2;

Exhibit 2.1
Target Revenue: has the meaning given in Schedule 8;

Taxation and Tax: have the meaning given to them in the Tax Covenant;

Tax Authority: has the meaning given to it in the Tax Covenant;

Tax Covenant: provisions of Schedule 6 to this Agreement;

Tax Warranties: the Warranties set out in Clause 21 of Schedule 4;

TCGA 1992: Taxation of Chargeable Gains Act 1992;

a third party: any person other than the Parties;

Unregistered IP: Intellectual Property owned, used or held by the Company excluding any Registered IP;

VATA 1994: Value Added Tax Act 1994;

Warranties: the warranties set out in Schedule 4;

Warrantors: the Seller and David Clack;

Workers: any person who personally performs work for the Company who is not an Employee, and who is not on business on their own account or in a client/customer relationship;

Working Capital: means the aggregate current assets (including Cash, but excluding the Surplus Cash) at the relevant time less the aggregate current liabilities including any Tax liabilities, calculated in accordance with IFRS;

Year 1 Cash Consideration: £1,499,250;

Year 1 Date: has the meaning given to it in Clause 5.1;

Year 1 Share Consideration: Buyer Shares to be issued to the Seller and the Option Sellers in the proportions set out in column 5 of Part C of Schedule 1;

Year 2 Cash Consideration: £749,625;

Year 2 Date: has the meaning given to it in Clause 5.2; and

Year 2 Share Consideration: Buyer Shares to be issued to the Seller and the Option Sellers in the proportions set out in column 7 of Part C of Schedule 1.

1.3    In this Agreement, unless otherwise specified:
1.3.1    any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this Agreement;

Exhibit 2.1
1.3.2    any reference to any legislation (whether of the United Kingdom or elsewhere), including to any statute, statutory provision or subordinate legislation (“Legislation”):
a. includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this Agreement;
b. in the Warranties and Tax Covenant only, includes a reference to any past Legislation (as from time to time amended or re-enacted) which that Legislation re-enacted, except, in the case of each of Clauses 1.3.1 and 1.3.2, to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this Agreement would create or increase the liability of any Party; and
1.3.3    any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.

1.4    In this Agreement (unless the context requires otherwise):
1.4.1    words and expressions which are defined in the Companies Act and which are not otherwise defined in this Agreement shall have the same meanings as are given to them in the Companies Act where used in this Agreement;
1.4.2    references to an “associate” in relation to another person are references to a person who is an associate of another within the meaning of CTA 2010 sections 448, 1122 and 1123 as applicable;
1.4.3    words suggesting a gender shall include all other genders;
1.4.4    words in the singular shall include the plural and vice versa;
1.4.5    any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;
1.4.6    any reference to “holding company” or “subsidiary” means a “holding company” or “subsidiary” (as the case may be) as defined in the Companies Act 2006 section 1159 save that:
a.a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or that person’s nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;
b.in the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, Companies Act 2006 section 1159 shall apply as if: (a) references in sections 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section

Exhibit 2.1
1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;
1.4.7    any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);
1.4.8    any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;
1.4.9    any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;
1.4.10    “directly or indirectly” means either alone or jointly with any other person and whether on their own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;
1.4.11    any phrase introduced by the terms “including”, “include”, “in particular” or a similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
1.4.12    any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another;
1.4.13    any reference to time is to time in the United Kingdom; and
1.4.14    where it is necessary to determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than pounds sterling, the value of each such claim shall be translated into pounds sterling at the prevailing exchange rate applicable to that amount of that non-sterling currency by reference to middle-market rates quoted by Barclays Bank plc immediately before close of business in London on the date of receipt by the relevant person(s) of written notification from the Buyer in accordance with this Agreement of the existence of such claim, or if such day is not a Business Day, on the Business Day immediately preceding such day;
1.5    The table of contents and Clause headings in this Agreement are included for ease of reference only and do not affect the interpretation of this Agreement.
2.Sale and purchase
2.1    The Seller shall sell the Sale Shares with full title guarantee free from all Encumbrances and the Buyer shall purchase the Sale Shares, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Sale Shares, including any dividends or distributions declared or paid on the Sale Shares after that date, shall belong to the Buyer.

Exhibit 2.1
2.2    Each Option Seller shall sell that number of Option Shares set out opposite their name in Column 4 of Part B of Schedule 1 with full title guarantee free from all Encumbrances and the Buyer shall purchase such Option Shares, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Option Shares, including any dividends or distributions declared or paid on the Option Shares after that date, shall belong to the Buyer.
2.3    The Seller and each Option Seller hereby irrevocably waives any rights of pre-emption or other restrictions on transfer in respect of the transfer of the Shares (or any of them) to the Buyer conferred under the Company’s articles of association or otherwise.

2.4    The Buyer shall not be obliged to complete the purchase of any of the Sale Shares or the Option Shares unless the sale of all of the Shares is completed simultaneously.
2.5    Each of the Option Sellers (acting directly or through a duly appointed attorney):
2.5.1    agrees and confirms that they have delivered to the Company a duly completed notice exercising their Options immediately prior to but conditional upon Completion and agreeing to sell the Option Shares that they acquire on the exercise of their Options pursuant to this Agreement;
2.5.2    acknowledges and affirms that any Options that they hold and which are not exercised prior to Completion shall not be exercised and shall lapse immediately on Completion;
2.5.3    undertakes to pay to the Company the amount set out opposite their name in column 5 of Part B of Schedule 1, which they are liable to pay in respect of the exercise of their Options by way of the mechanism set out at Clause 2.5.4;
2.5.4    irrevocably authorises, directs and instructs the Buyer to deduct from their proportion of the Completion Cash Consideration such amount as is necessary to satisfy:
a.the proportion of the Option Exercise Monies that they are liable to pay on the exercise of their Options; and
b.where applicable or relevant, their Option Tax Liability,
and to pay such amount to the Company in accordance with Clause 4.1.3 in discharge of each Option Seller’s obligation in respect of their proportion of the Option Exercise Monies and, where applicable, the Option Tax Liability.
3.Consideration
3.1    The total consideration (the “Consideration”) for the Shares shall be the aggregate of:
3.1.1    the Completion Cash Consideration;
3.1.2    the Completion Share Consideration;
3.1.3    the Year 1 Cash Consideration;

Exhibit 2.1
3.1.4    the Year 1 Share Consideration;
3.1.5    the Year 2 Cash Consideration;
3.1.6    the Year 2 Share Consideration; and
3.1.7    the Contingent Share Consideration.
4.Completion
4.1    Completion shall take place immediately following execution of this Agreement when:
4.1.1    the Seller shall deliver to the Buyer, or procure the delivery to the Buyer of, the documents and other items referred to in paragraph 1 of Schedule 3;
4.1.2    each Option Seller shall deliver to the Buyer, or procure the delivery to the Buyer of the documents referred to in paragraph 2 and paragraph 3 (where relevant) of Schedule 3;
4.1.3    the Buyer shall pay the Completion Cash Consideration to the Seller and the Option Sellers (in the amounts set out in column 2 of Part C of Schedule 1) by way of transfer of funds to the Sellers’ Solicitor’s Account, less:
a.in respect of the Option Sellers, any amounts referred to in Clause 2.5.4 which, where applicable, the Buyer shall pay to the Company’s Bank Account and which shall be retained by the Company; and
b.any amounts in respect of an Option Tax Liability, which the Buyer shall pay to the Company’s Bank Account and shall procure that the Company shall promptly pay to the relevant Tax Authority to discharge such Option Tax Liability, and payment to the Sellers’ Solicitors Account and the Company’s Bank Account (as the case may be) shall be an effective discharge of the Buyer’s obligation to pay the Completion Cash Consideration; and
4.1.4    the Buyer shall direct Computershare Trust Company, N.A., a federally chartered trust company in the United States of America (the “Transfer Agent”) to issue the Completion Share Consideration in the amounts set out in column 3 of Part C of Schedule 1.
4.2    The performance by the Seller of his obligations under Clause 4.1.1 and of the Option Sellers of their obligations under Clause 4.1.2 shall be conditions precedent to the performance by the Buyer of its obligations under Clause 4.1 to the intent that, if any of the Seller or the Options Sellers shall fail or shall be unable to perform any of their obligations under Clause 4.1, the Buyer shall at its option (and without prejudice to any other remedies or rights which it may have against the Seller, or any Option Seller in respect of such nonperformance) cease to be liable to perform its obligations under Clauses 4.1.3 and 4.1.4.
4.3    The Buyer shall within five Business Days of the Completion deliver to Sellers’ Solicitor confirmation of the book entries entered by the Transfer Agent under Clause 4.1.4.

Exhibit 2.1
5.Deferred Consideration
5.1    On the date which is 12 months from the Completion Date or, if such date is not a Business Day, on the next following Business Day (the “Year 1 Date”), the Buyer shall:
5.1.1    pay the Year 1 Cash Consideration (in the amounts set out in column 4 of Part C of Schedule 1) to the Seller and the Option Sellers by way of transfer of funds to the Sellers’ Solicitor’s Account, less any amounts in respect of an Option Tax Liability, which the Buyer shall pay to the Company’s Bank Account and shall procure that the Company shall promptly pay to the relevant Tax Authority to discharge such Option Tax Liability. Payment to the Sellers’ Solicitors Account and the Company’s Bank Account (as the case may be) shall be an effective discharge of the Buyer’s obligation to pay the Year 1 Cash Consideration; and
5.1.2    conditional upon the relevant Seller or Option Seller being Employed on the Year 1 Date, direct the Transfer Agent to issue the Year 1 Share Consideration in the amounts set out in column 5 of Part C of Schedule 1 and within (5) Business Days of the Year 1 Date deliver to Sellers’ Solicitor confirmation of the book entries entered by the Transfer Agent under this Clause 5.1.2.
5.2    On the date which is 24 months from the Completion Date or, if such date is not a Business Day, on the next following Business Day (the “Year 2 Date”), the Buyer shall:
5.2.1
a.pay the Year 2 Cash Consideration (in the amounts set out in column 6 of Part C of Schedule 1) to the Seller and the Option Sellers by way of transfer of funds to the Sellers’ Solicitor’s Account, less any amounts in respect of an Option Tax Liability, which the Buyer shall pay to the Company’s Bank Account and shall procure that the Company shall promptly pay to the relevant Tax Authority to discharge such Option Tax Liability. Payment to the Sellers’ Solicitors Account and the Company’s Bank Account (as the case may be) shall be an effective discharge of the Buyer’s obligation to pay the Year 2 Cash Consideration; and
b.conditional upon the relevant Seller or Option Seller being Employed on the Year 2 Date issue the Year 2 Share Consideration in the amounts set out in column 7 of Part C of Schedule 1; and
5.2.2    direct the Transfer Agent to issue the Contingent Share Consideration in the proportions set out in column 8 of Part C of Schedule 1 and within five Business Days of such direction deliver to Sellers’ Solicitor confirmation of the book entries entered by the Transfer Agent under this Clause 5.2.2, conditional upon:
a.the Seller and David Clack both being Employed; and
b.Target Revenue having been achieved.

Exhibit 2.1
5.2.3    For the purposes of determining whether the Target Revenue has been achieved:
a.within 30 Business Days of the end of 31 August 2021 the Buyer Representative shall deliver to the Warrantors a statement (“Revenue Statement”) setting out the revenue in respect of CatDV Products for the period referred to in Clause 5.2.2(b) and whether the Target Revenue has been achieved. For these purposes, calculation shall be undertaken on a basis consistent with historical accounting policies of the Company as at Completion;
b.unless within 10 Business Days of receipt of the Revenue Statement (excluding the day of receipt) by the Warrantors, the Warrantors notify the Buyer Representative in writing, giving reasonable particulars and reasons, of any respect in which it is not satisfied that the details of the Revenue Statement are correct (“Dispute Notice”), then the contents of Revenue Statement shall be final and binding as between the Parties;
c.if the Warrantors serve a Dispute Notice, the Warrantors and the Buyer Representative shall, within the period expiring 14 Business Days after receipt of the Dispute Notice (excluding the day of receipt), seek in good faith to resolve the matter in dispute and if the matter is resolved then the Revenue Statement shall be final and binding as between the Parties. If the matter is not resolved it shall be referred to an accountant (the “Independent Accountant”) in accordance with the provisions of Clause 5.2.3(d);
d.the Independent Accountant shall be a firm of independent chartered accountants in the UK (with whom neither the Buyer nor the Seller has had any dealings) agreed on by the Seller and the Buyer Representative or, if they cannot agree on such appointment within 10 Business days of either party giving notice in writing to the other that it requires an Independent Accountant to be appointed, such firm of chartered accountants as may be nominated on the application of either one of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales;
e.when reviewing the and revising the Revenue Statement:
i.    the Warrantors and the Buyer Representative will each use their respective reasonable endeavours to co-operate with the Independent Accountant in resolving such disagreement or dispute, and for that purpose will provide to him such information and documentation as he may reasonably require;
ii.    the Independent Accountant shall have the right to seek such professional assistance and advice as he may require;
iii.    the fees of the Independent Accountant and other professional fees incurred by him shall be paid 50% by the Seller and 50% by the Buyer save where the Independent Accountant directs otherwise in writing;

Exhibit 2.1
iv.    the Independent Accountant will be requested by both parties to make a decision within 30 Business Days of the referral;
v.    the Independent Accountant shall act as expert and not as arbitrator and his written decision shall be final and binding on the parties save as in respect of fraud or manifest error.
5.2.4    The Buyer undertakes with the Seller and the Option Sellers that during the period from Completion until 31 August 2021 (i) to run the Company in the ordinary course and (ii) not to implement any scheme or arrangement or enter into any transaction the principal purpose of which is to frustrate, defeat or prejudice the provisions of Clause 5.2.2(b).
5.2.5    If there is a Disposal following Completion, the Year 1 Cash Consideration and the Year 2 Cash Consideration shall be accelerated to the extent not already paid, and shall be paid within 10 Business Days of the Disposal. The provisions of Clauses 5.1.1 and 5.2.1(a) shall apply mutatis mutandis.
5.2.6    For the avoidance of doubt, if any one of the Seller or the Option Sellers ceases to be Employed then such termination or cessation shall not in any way affect the remaining sellers’ right to receive the Year 1 and/or the Year 2 Share Consideration subject always to such ongoing seller remaining Employed.
6.Ineligible Recipients
6.1    Under the terms of the Registration Rights Agreement, the Buyer Shares to be issued by the Buyer to the Seller and each Option Seller pursuant to this Agreement shall be subject to certain restrictions regarding their disposal.
6.2    Notwithstanding the provisions of Clauses 3, 4 and 5 and Part C of Schedule 1, if the Buyer, in its sole discretion and in reliance on the representations set out in the Investment Representation Letter provided by the relevant Seller or Option Seller, determines that the relevant Seller or Option Seller is ineligible under applicable securities laws to receive Buyer Shares, that Seller or Option Seller shall not be entitled to be issued Buyer Shares (each such Seller or Option Seller being an “Ineligible Recipient”).
6.3    In lieu of receiving Buyer Shares as set out in Clauses 4.1.4, 5.1.2, 5.2.1(a) and 5.2.1(b), each Ineligible Recipient shall receive an additional amount of payment in cash (converted into the Sterling Equivalent), on the Relevant Date, equal to the number of Buyer Shares such Ineligible Recipient otherwise would have received but for Clause 6.2, multiplied by the Stock Price.
6.4    For the avoidance of doubt, nothing in this Clause 6 shall cause the aggregate number of Buyer Shares or the amount of cash payable on any Relevant Date to exceed such amounts as would be payable in the case that there are no Ineligible Recipients at that Relevant Date.
7.Registration
7.1    Subject to the terms of the Registration Rights Agreement, the Buyer undertakes to file and register for public resale the Completion Share Consideration, the Year 1 Share Consideration, the Year 2 Share Consideration and the Contingent Share

Exhibit 2.1
Consideration on a Form S-3 (or such other form as the Buyer is then eligible to use) within 8 weeks following the Completion Date. Notwithstanding anything in this Agreement to the contrary, following such registration the Seller and each Option Seller, agrees (except with the prior written approval of the Buyer not to be unreasonably withheld or delayed, unless such transfer is prohibited or restricted under the Quantum Insider Trading Policy) to not sell any Buyer Shares on a particular day, if the sale of such shares would on such one-day period, exceed 5%of the average daily trading volume of the Buyer’s Shares on NASDAQ over the 5 trading days preceding such date of sale.
7.2    The Seller and the Option Sellers shall be free to sell the Buyer Shares if such sale is required to satisfy payment of a claim pursuant to this Agreement, unless such sale is prohibited or restricted under the Quantum Insider Trading Policy.
8.Restrictive covenant
In consideration for the Buyer agreeing to assume obligations under this Agreement, the Seller and David Clack covenant with the Buyer and the Company that they shall not for a period of 24 months from the date of this Agreement be involved as agent, consultant, director, employee, worker, owner, partner, shareholder or otherwise in any business concern which is, or intends to be in competition with the business undertaken by the Company as at Completion anywhere within the United Kingdom or the United States of America.
9.Warranties
9.1    The Seller and each Option Seller severally warrant to the Buyer, in respect of themselves only, that each of the following warranties is true and accurate in all respects as at the date of this Agreement:
9.1.1    such person has full power to enter into and perform their obligations under this Agreement and all the documents to be executed by them pursuant to this Agreement and this Agreement constitutes and all the documents to be executed by them pursuant to this Agreement when executed will constitute, binding obligations of such Seller or Option Seller in accordance with its terms;
9.1.2    the execution and delivery of this Agreement and all the documents to be executed by the Seller or Option Seller pursuant to this Agreement and the performance of and compliance by such Seller or Option Seller with its and their terms and provisions will not:
a.conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which such Seller or Option Seller is a party or by which such Seller or Option Seller is bound; or
b.conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency;
9.1.3    the Seller or Option Seller is not party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement;

Exhibit 2.1
9.1.4    the Seller's Sale Shares, or such Option Seller’s Option Shares are legally and beneficially owned by such Seller or Option Seller at Completion free from all Encumbrances (other than as set out in the Company's articles of association); and
9.1.5    neither they nor any person connected with them has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business of the Company.
9.2    The Buyer warrants to the Seller and the Option Sellers, that each of the following warranties is true and accurate in all respects as at the date of this Agreement:
9.2.1    it has full power to enter into and perform its obligations under this Agreement and all the documents to be executed by it pursuant to this Agreement and this Agreement constitutes and all the documents to be executed by it pursuant to this Agreement when executed will constitute, binding obligations of the Buyer in accordance with its terms;
9.2.2    the execution and delivery of this Agreement and all the documents to be executed by the Buyer pursuant to this Agreement and the performance of and compliance by the Buyer with their terms and provisions will not:
a.conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which the Buyer is a party or by which such Buyer is bound; or
b.conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency; and
9.2.3    the Buyer is not party to any agreement or bound by any obligation the terms of which will prevent the Seller or the Option Sellers from enjoying the full benefit of this Agreement; and
9.2.4    the Buyer Shares to be issued and delivered to the Seller and the Option Sellers in accordance with this Agreement, when so issued and delivered, will be:
a.duly authorised, validly issued, fully paid and nonassessable and not subject to pre-emptive, subscription or similar rights; and
b.based in part upon the statements provided or to be provided in the accredited investor questionnaires, Investment Representation Letters, and the Registration Rights Agreement signed by each of the Seller and the Option Sellers, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.
9.2.5    Buyer has, and shall continue to have, sufficient authorised but unissued or treasury Buyer Shares to meet its obligations to deliver Buyer Shares under this Agreement.
9.3    Each of the Warrantors confirms (severally as regards themselves) that, save as Disclosed they do not have any actual knowledge (whether constructive or otherwise)

Exhibit 2.1
of any fact, matter or circumstance which could give rise to a breach of any of the Warranties.
9.4    The Warrantors undertake to the Buyer that, in the event of any claim being made against them arising out of or relating to this Agreement, they will not make any claim against the Company or against any director, officer, employee or adviser of the Company on which or on whom they may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. The Company and any such director, officer, employee or adviser may enforce the terms of this Clause 9.4 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition precedent thereto, any such third party shall:
9.4.1    obtain the prior written consent of the Buyer; and
9.4.2    not be entitled to assign their rights under this Clause 9.4.
9.5    The Warrantors shall cease to have any liability for any breach of the Fundamental Warranties on the seventh anniversary of Completion, except in respect of a claim for a breach of a Fundamental Warranty of which the Buyer has given notice to the Warrantors before that date, provided proceedings are brought in respect of that claim within a period of nine months following the date of notification of the claim. Without prejudice to the foregoing, when giving such notice, the Buyer shall specify, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claim in respect of it.
9.6    The Warranties:
9.6.1    other than Fundamental Warranties are qualified by reference to those matters Disclosed in the Disclosure Letter and those matters within the actual knowledge of the Buyer and not otherwise; and
9.6.2    are given separately and independently and, unless expressly provided to the contrary, are not limited or restricted by reference to, or inference from, the terms of any other Warranty or item of this Agreement.
9.7    None of the Warranties, nor any provision in the Tax Covenant, shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Buyer and no information relating to the Company of which the Buyer, its agents or advisers have knowledge (whether imputed or constructive), other than (in the case of the Warranties) by reason of its being Disclosed in the Disclosure Letter in accordance with this Agreement or within the actual knowledge of the Buyer, shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this Agreement.
9.8    The provisions of Schedule 5 shall (where relevant) apply to limit the liability of the Warrantors under the Warranties provided that the provisions of Schedule 5 shall not apply in respect of:
9.8.1    any claim under the Fundamental Warranties; and
9.8.2    any claim arising out of (or to the extent it is increased by) any fraud or fraudulent misrepresentation, intentional misrepresentation or wilful non-disclosure on the part of the Warrantors.

Exhibit 2.1
10.Specific Indemnities and undertakings
If at Completion:
10.1    the Working Capital of the Company as calculated by the Buyer in accordance with Schedule 7, based on the management accounts for November is less than £524,738; and/or
10.2    the cash held on account by the Company (excluding any cash included in Working Capital for the purposes of Clause 10.1) is less than £1,554,629 (the “Surplus Cash”), then the Warrantors shall pay, within 10 Business Days of a request by the Buyer to do so (providing evidence of their calculations of any such deficit), an amount equal to the deficit by which:
10.2.1    the Working Capital is less than £524,738; and

10.2.2    the Surplus Cash is less than £1,554,629.
10.3    If the Warrantors challenge the calculation of any payments due pursuant to Clause 10.2, the provisions of Clauses 5.2.3(b) to 5.2.3(e)(inclusive) shall apply to this Clause 10 mutatis mutandis as applicable, except that the role of the Independent Accountant shall be to determine the Working Capital as at Completion using the methodology set out in this Agreement.
10.4    The Seller shall (at his cost) procure, taking appropriate legal advice, that within 14 days of Completion, the statutory books of the Company are re-constituted so that the position of such records as at Completion is true and accurate.
10.5    The Seller shall indemnify the Buyer and the Company from and against all claims, actions, proceedings and demands which may be brought against the Buyer or the Company and all losses, liabilities, charges, costs, damages and expenses which the Buyer or the Company may incur as a result of the Company’s statutory books having been (i) incorrectly maintained on or prior to Completion, (ii) lost and/or (iii) not being true and accurate as at Completion. This indemnity will continue in force even if the original statutory books are found.
10.6    The Seller undertakes within two Business Days of Completion to transfer ownership of the domain name www.squarebox.co.uk to the Buyer and within 180 days following Completion shall cease and desist from using any email accounts utilising the email domain @squarebox.co.uk, including but not limited to rolf@squarebox.co.uk.

Exhibit 2.1
11.Set-Off
11.1    The Buyer may at any time set off any liability which the Seller and/or the Option Sellers owe to the Buyer (to the extent that such liability is attributable to that Seller or Option Seller) and only where such liability has been Finally Determined against any then outstanding payment due to that Seller or Option Seller under Clause 5, whether the liability of the Seller or Option Seller is present or future, liquidated or unliquidated, and whether or not the liability of the Seller or Option Seller arises under this Agreement. If the liabilities to be set off are expressed in different currencies, the Buyer may convert that liability at a market rate of exchange for the purpose of set-off. Any exercise by the Buyer of its rights under this Clause shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise.
11.2    All amounts due under this Agreement from the Seller or an Option Seller to the Buyer shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).
12.Release by Sellers
12.1    The Seller and each Option Seller confirms that they have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to them or on any account whatsoever) outstanding against the Company or against any of the shareholders, directors, officers, employees or professional advisers of the Company and that no agreement or arrangement (including any contract of employment) is outstanding under which the Company or any of such persons has or could have any obligation of any kind to them.
12.2    To the extent that any such claim or obligation exists or may exist, each of the Seller and the Option Sellers irrevocably and unconditionally waives such claim or obligation and releases the Company and any such other persons from any liability whatsoever in respect of such claim or obligation.
12.3    The Company and any shareholder, director, officer, employee or professional adviser of the Company may enforce the terms of Clauses 12.1 and 12.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:
12.3.1    obtain the prior written consent of the Buyer; and
12.3.2    not be entitled to assign their rights under this Clause12.3.
13.Matters following Completion
13.1    The Seller and the Option Sellers shall, following Completion, forthwith send to the Buyer all papers, books, accounts and other records relating wholly to the Company and within the Seller or such Option Seller’s control, which are not required to be delivered under Schedule 3 or which are not kept at the registered office from time to time of the Company.
14.Taxation
The provisions of Schedule 6 shall have effect.

Exhibit 2.1
15.Announcements and confidentiality
15.1    Subject to the provisions of Clause 15.2, neither the Seller nor any Option Seller shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Seller or Option Sellers or any of them to any supplier to or client of the Company) in each case relating to this Agreement, its terms or the matters contained in it, without obtaining the prior written approval of the Buyer to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).
15.2    The provisions of Clause 15.1 do not apply to:
15.2.1    any announcement relating to or connected with or arising out of this Agreement required to be made by any Party:
a.by any court or governmental or administrative authority competent to require the same; or
b.by any applicable law or regulation;
15.2.2    any disclosure made by the Seller or an Option Seller to its professional advisers, provided that such disclosure is made under obligations of confidentiality; and any disclosure made to a Tax Authority in connection with the Tax affairs of the disclosing party.
16.Assignment
16.1    Subject to this Clause 16, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.
16.2    Neither the Seller, nor any Option Seller nor their successors and assignees shall be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the Buyer.
16.3    The Buyer and its assignees may at any time (i) assign (ii) transfer, (iii) charge, or (iv) declare or create a trust or other interest over the Buyer’s rights under this Agreement to a Buyer Group Company (an “Assignee”).
16.4    If an Assignee ceases to be a Group Company of the Buyer then the Buyer shall procure that any interest assigned to that Assignee under Clause 16.3 shall be re-assigned to the Buyer or another Buyer Group Company.
17.Voting Power of Attorney
17.1    The Seller and each of the Option Sellers appoints the Buyer (acting by its officers from time to time) as their attorney (“Attorney”), with full power to exercise all rights in relation to the Sale Shares or the Option Shares, as the case may be, to be sold by such Seller or Option Seller registered in the name of that Seller or Option Seller as the Attorney in its absolute discretion sees fit, including but not limited to:

Exhibit 2.1
17.1.1    receiving notice of, attending and voting at any general meeting of the members of the Company and all or any adjournments of such meetings, or signing any resolution as registered holders of the relevant Shares;
17.1.2    completing and returning proxy cards (or equivalent), consent to short notice and any other documents required to be signed by the registered holder of the relevant Shares;
17.1.3    dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the relevant Shares or received in connection with the relevant Shares from the Company or any other person; and
17.1.4    otherwise executing, delivering and doing all deeds, instruments and acts in the name of the Seller or the relevant Option Seller name insofar as may be done in the relevant capacity as registered holder of the relevant Shares and only insofar as to secure registration of the relevant Shares .
17.2    The power of attorney granted by Clause 17.1 shall expire in respect of the Seller or an Option Seller on the date on which the Buyer is registered in the register of members of the Company as the legal owner of the Seller or the relevant Option Seller’s Shares.
18.General
18.1    Each Party undertakes, for no further consideration or payment but at the cost and expense of the requesting Party, to sign all documents and to do all other acts as the requesting Party reasonably requires which may be necessary to give full effect to the vesting of the title of the Shares or the Buyer Shares.
18.2    Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and carrying into effect of this Agreement and each document referred to in it.
18.3    This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.
18.4    Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into severally.
18.5    The rights of each Party under this Agreement:
18.5.1    may be exercised as often as necessary;
18.5.2    are cumulative and not exclusive of rights or remedies provided by law; and
18.5.3    may be delayed, released or waived only in writing and specifically.
18.6    Delay in the exercise or non-exercise of any right or remedy provided by this Agreement or by law is not a waiver of that right or remedy.

Exhibit 2.1
18.7    A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.
18.8    Notwithstanding any breach of this Agreement or the provisions of any applicable laws or regulations, but save in the event of fraud, the Buyer agrees that, following the date of this Agreement, it will have no right (including any right under common law) to terminate or rescind this Agreement and will not be entitled to treat the other Parties as having repudiated this Agreement.
18.9    The Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement to any Seller or Option Seller or to any other Person, such amounts as may be required to be deducted or withheld therefrom under any tax law. To the extent such amounts are so deducted or withheld and remitted to the appropriate governmental entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
18.10    The only remedy of the Buyer in respect of any Claim will be damages for breach of contract and the Buyer waives any other remedy (other than specific performance) that it might but for this clause have in respect of any Claim (whether in tort or otherwise), including under the Misrepresentation Act 1967.
18.11    Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by each of the Parties or their authorised representatives.
18.12    The provisions contained in each Clause and paragraph of this Agreement shall be enforceable independently of each of the others and their validity or enforceability shall not be affected if any of the others is invalid or unenforceable by reason of any provision of applicable law.
18.13    If any provision is invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.
18.14    This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Agreement.
18.15    The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 18.15, Clause 9.4, Clause 12.3 Clause 16 and paragraph 9 of Schedule 6:
18.15.1    no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party; and
18.15.2    notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of

Exhibit 2.1
them may be varied in any way or waived or this Agreement may be rescinded (in each case) without the consent of any such third party.
19.Notices
19.1    Any notice or other communication to be given under this Agreement to a Party shall be in writing and shall be delivered personally or sent by post or email to the Party to be served at its address set out below:
19.1.1    to the Buyer at:
Quantum Corporation
c/o The Lightbox,
Willoughby Road,
Bracknell,
Berkshire,
England,
RG12 8FB

Email Address: legal@quantum.com
Marked for the attention of: General Counsel
with a copy to:
Quantum Corporation,
224 Airport Parkway, Suite 550
San Jose, CA 95110,
United States of America

Email Address: legal@quantum.com
Marked for the attention of: General Counsel

19.1.2    to the Seller at:
Whittington House,
Whittington,
Cheltenham,
Gloucestershire,
GL54 4HA,
United Kingdom

Email Address: rolf@squarebox.co.uk

Marked for the attention of: Rolf Howarth
19.1.3    to the Option Sellers at the address or email address set out against their name in Part B of Schedule 1, or at any other address or email address or to any other addressee as it may have notified to the other Parties in accordance with this Clause 19.1. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or be prepaid/signed for airmail (if elsewhere).

Exhibit 2.1
19.2    Any such notice shall be deemed to have been received:
19.2.1    if delivered personally, at the time of delivery;
19.2.2    in the case of first class recorded delivery, 24 hours from the date of posting;
19.2.3    in the case of airmail, five days from the date of posting; and
19.2.4    in the case of email, when transmission by the sender has been successfully completed, provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day. For the purpose of this Clause only, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.
19.3    In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or that an email was properly addressed and despatched and the sender did not receive notification of a failure to deliver, as the case may be.
20.Entire Agreement
20.1    For the purposes of this Clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement.
20.2    The Parties confirm that this Agreement and all other documents to be executed by the Parties pursuant to this Agreement represent the entire understanding, and constitute the entire agreement of the Parties in relation to their subject matter and their terms and supersede any previous agreement between the Parties relating to the subject matter or the terms of this Agreement and such other documents.
20.3    Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on any Pre-Contractual Statement.
20.4    Each of the Parties acknowledges and agrees that the only remedy available to it for breach of this Agreement shall be for breach of contract and it shall have no right of action against any other Party in respect of any Pre-Contractual Statement.
20.5    This Clause 20 shall exclude liability for misrepresentation save that it shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.
21.Governing law and jurisdiction
21.1    This Agreement and any non-contractual obligations arising out of or in connection with this Agreement (including its formation) is governed by and shall be construed in accordance with the law of England and Wales.

Exhibit 2.1
21.2    Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim, dispute or controversy (whether contractual or non-contractual) arising under or in connection with this Agreement or the legal relationships established by this Agreement (including its formation).
21.3    Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Exhibit 2.1
Schedule 1
Part A - The Seller

1 Name	2 Address	3 Email Address	4 Sale Shares

Exhibit 2.1
Schedule 1
Part B - The Option Sellers

1 Name	2 Address	3 Email Address	4 Option Shares	5 Option Exercise Monies

Exhibit 2.1
Schedule 1
Part C – The Consideration

1	2	3	4	5	6	7	8
Name	Completion Cash Consideration	Completion Share Consideration (Buyer Shares)	Year 1 Cash Consideration	Year 1 Share Consideration (Buyer Shares)	Year 2 Cash Consideration	Year 2 Share Consideration (Buyer Shares)	Contingent Share Consideration (Buyer Shares)

Totals	£3,803,504.93	361,010	£1,499.250.37	361,010	£749,625.18	361,010	180,506

Exhibit 2.1
Schedule 2
The Company

1.Registered number:    03819556
2.Date of incorporation:    4 August 1999
3.Place of incorporation:    England & Wales
4.Registered office address:    Unit 40 Lake View House, Tournament Fields, Wilton
Road, Warwick, England, CV34 6RG
5.    Directors:    Rolf Michael Howarth
6.    Secretary:    Martin Sven Howarth-Moore
7.    Authorised share capital:
(a)    Amount:    £1000.00
(b)    Number and class of shares:
1000 ordinary shares of £1.00 each
8.    Issued share capital:
(a)    Amount:    £195.00
(b)    Number and class of shares:
195 ordinary shares of £1.00 each
9.    Charges:    None
10.    Accounting Reference Date:    31 August

Exhibit 2.1
Schedule 3
Completion obligations of the Seller and the Option Sellers

1.At Completion, the Seller shall deliver or procure to be delivered to the Buyer:
a.a duly executed transfer in favour of the Buyer in respect of the Sale Shares together with either the certificates for the Sale Shares or an indemnity in the agreed form;
b.duly executed new employment agreement between the Seller and the Company on such terms as have been agreed between the Seller and the Buyer prior to Completion;
c.statement(s) showing the balances on all bank accounts of the Company at the last practical date prior to Completion;
d.the statutory books (including registers and minutes books) of the Company made up to Completion;
e.all books of account, financial and accounting records, correspondence, documents, files, memoranda and other papers relating to the Company;
f.a letter of resignation from the secretary of the Company;
g.all credit cards in the name, or for the account, of the Company in the possession of any officer or employee of the Company;
h.a letter from the Seller confirming that he has ceased to be a registrable person (within the meaning of section 790C of the Companies Act) in relation to the Company;
i.the security code and associated e-mail address for the Company to enable the Company to log in to the Companies House web filing system;
j.an appropriate and completed United States of America Internal Revenue Service Form W-8 (or W-9 if applicable) by the Seller, each Option Seller and the Sellers’ Solicitor;
k.a written resolution of the sole director of the Company approving:
a.the transfer of the Shares to the Buyer and the entry of the Buyer into the Company’s register of shareholders;
b.the registration of the Buyer in its register of persons with significant control;
c.the appointment of Lewis Moorehead as the secretary of the Company;
d.the change of the Company’s registered office address to The Lightbox, Willoughby Road, Bracknell, Berkshire, England, RG12 8FB;
e.the entry by the Company into new employment agreements with each of the Seller, David Clack and George John Barry Vaudin; and
f.to change the Company’s accounting reference date to 31 March.

Exhibit 2.1
2.At Completion, each Option Seller shall deliver or procure to be delivered to the Buyer:
i.their Option Exercise Notice; and
ii.a duly executed transfer in favour of the Buyer in respect of their Option Shares together with the certificates for their Option Shares.
3.At Completion, David Clack and George John Barry Vaudin shall deliver to the Buyer a duly executed new employment agreement with the Company on such terms as have been agreed between themselves and the Buyer prior to Completion.

Exhibit 2.1
Schedule 4
Warranties

1.DISCLOSED INFORMATION
1.1    The facts set out in the Introduction and in Schedule 2 are true and accurate.
1.2    Each Warrantor has disclosed to the Buyer the existence and terms of any warranty and indemnity insurance cover or cover or indemnity providing protection of a similar nature relating to the subject matter of this Agreement.
2.CONTRACTS WITH THE SELLER OR THE OPTION SELLERS
2.1    There is not outstanding, and there has not at any time during the six years ending on the Completion Date been outstanding, any agreement or arrangement to which the Company is a party and in which any Seller, Option Seller, any person beneficially interested in the Company’s share capital, any director of the Company or any person connected with any of them is or has been interested, whether directly or indirectly.
2.1    Neither the Seller nor any Option Seller, nor any person connected with any Seller or Option Seller has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business or any proposed business of the Company.
3.CONSEQUENCES OF SALE OF THE SHARES
3.1    The execution and delivery of this Agreement and any other documents to be executed pursuant to this Agreement will not:
3.1.1    conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which the Company is a party or by which the Company is bound or of the articles of association of the Company; or
3.1.2    cause the Company to lose the benefit of any right or privilege it presently enjoys or, so far as the Warrantors are aware, cause any person who normally does business with the Company not to continue to do so on the same basis or cause any officer or senior employee to leave and the attitude or actions of customers, suppliers, employees and other persons with regard to the Company will not be prejudicially affected thereby.
3.2    The Company is not a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.
3.3    There are no agreements concerning the Company or its business which will or may be terminated or the terms of which will or may in any way be varied as a result of compliance with the terms of this Agreement or a change in the control of the Company or in the composition of the board of directors of the Company.
3.4    Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will entitle any person to receive from the Company any finder’s fee, royalty, brokerage or commission.

Exhibit 2.1
4.THE SHARES AND THE COMPANY
4.1    The Shares comprise the whole of the issued share capital of the Company and there are no shares in the capital of the Company allotted but not issued. All of the Shares are fully paid or credited as fully paid.
4.2    There are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loanw capital of the Company (including by way of option or under any right of conversion or pre-emption).
4.3    The Company does not have, and never has had, any subsidiaries or subsidiary undertakings.
4.4    The Company has no associated companies as defined in FRS102.
4.5    The Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.
4.6    The latest copy of the articles of association of the Company filed with the Registrar of Companies and available for inspection on the date of this Agreement are true and complete and sets out in full the rights and restrictions attaching to each class of the Company’s share capital.
4.7    The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company.
4.8    In relation to its register of persons with significant control, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the Companies Act.
4.9    Neither the Company nor any class of its members has during the period of six years ending on the date of this Agreement passed any resolution (other than resolutions relating to business at annual general meetings which was not special business).
4.10    All returns, particulars, resolutions and other documents required under the Companies Act and all other legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been duly and properly made and delivered.
5.INSOLVENCY
5.1    No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator or manager to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company.
5.2    No administration order has been made and no petition for such an order has been presented in respect of the Company.

Exhibit 2.1
5.3    No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.
5.4    No voluntary arrangement under section 1 of the Insolvency Act 1986 or scheme of arrangement under Companies Act Part 26, the Corporations Act 2001 (Cth) or other compromise or arrangement in respect of the Company’s creditors generally, or any class of them, has been proposed or adopted.
5.5    No moratorium under Insolvency Act 1986 section 1A or the Corporations Act 2001 (Cth) has been proposed or is in force in respect of the Company.
5.6    The Company is not and has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due (otherwise than by reason of a bona fide dispute as to their amount or enforceability), nor is the Company otherwise liable to be found unable to pay its debts within the meaning of Insolvency Act 1986 section 123 or the Corporations Act 2001 (Cth).
5.7    No statutory demand has been served on the Company which has not been paid in full or been withdrawn.
5.8    The Company has not been a party to any transaction at an undervalue as defined in Insolvency Act 1986 section 238 nor has it given or received any preference as defined in Insolvency Act 1986 section 239, in either case within the period of two years ending on the date of this Agreement, nor has the Company at any time been party to any transaction defrauding creditors as defined in Insolvency Act 1986 section 423.
5.9    No loan capital, borrowings or interest is overdue for payment by the Company and no other obligation or indebtedness of the Company is overdue for performance or payment.
5.10    No creditor of the Company has taken steps to enforce any debt or other sum owed by the Company, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).
5.11    No unsatisfied judgment is outstanding against the Company.
5.12    The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a part of its business.
5.13    No event analogous to any of the foregoing has occurred in or outside England.
6.COMPLIANCE WITH LAWS AND REGULATION
6.1    The Company is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and there is no violation of, or default with respect to, any settlement agreement, statue, regulation, order, decree or judgment of any court

Exhibit 2.1
or any governmental agency of the United Kingdom or any foreign country which may effect the assets or business of the Company.
6.2    All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Warrantors know of no reason why any of them should be suspended, cancelled or revoked.
6.3    None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which the Company may be interested are valid and have been duly stamped.
6.4    Neither the Company, nor any person for whose acts or defaults the Company may be vicariously liable, is subject to any outstanding order, decree or court stipulation or involved in any civil, criminal, administrative, regulatory or arbitration proceedings or any form of mediation or dispute resolution procedure.
6.5    No such order, decree, stipulation, proceedings or procedure as is referred to in paragraph 6.4 are pending or threatened by or against the Company or any such person and, so far as the Warrantors are aware, there are no facts or circumstances which are likely to lead to any such order, decree, stipulation, proceedings or procedure and no person or authority has made any statement suggesting that they might initiate such order, decree, stipulation, proceedings or procedure.
6.6    The Company has at all times conducted its business in accordance with Anti-Corruption Laws, the Anti-Terrorism and Anti-Money Laundering Laws and the Sanctions and Export Control Laws and there is no, and has never been any:
6.6.1    violation of or default;
6.6.2    order, decree or judgment of any court or any governmental agency; or
6.6.3    enquiry, investigation, reference, notification, proceeding, report or decision
(in each case) whether in the United Kingdom or elsewhere, with respect to any such laws, regulations or conventions in relation to the assets or business of the Company or any of its officers, employees or agents.
7.THE ACCOUNTS AND ACCOUNTING RECORDS
7.1    The Accounts:
7.1.1    comply with the requirements of the Companies Act;
7.1.2    have been prepared in accordance with UK Accounting Standards and applicable law (UK Generally Accepted Accounting Practice) including FRS102 and using bases, practices, methods and estimation techniques consistent with those used in preceding accounting periods;

Exhibit 2.1
7.1.3    show a true and fair view of the state of affairs of the Company as at the Accounts Date and of its profit or loss for the financial year ended on that date;
7.1.4    save as expressly disclosed in the Accounts, are not affected by any exceptional or nonrecurring items;
7.1.5    fully disclose all the assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Company as at the Accounts Date and make proper provision and/or reserve for all such liabilities; and
7.1.6    fully disclose all financial commitments in existence as at the Accounts Date.
7.2    The accounting records of the Company:
7.2.1    have at all times been fully, properly and accurately kept and completed and contain due and accurate records of all matters required by law to be entered in them; and
7.2.2    contain or reflect no material inaccuracies or discrepancies of any kind.
7.3    The Management Accounts have been properly prepared in a manner consistent with that adopted in the preparation of the Accounts.
7.4    Having regard to the purpose for which the Management Accounts have been prepared, they are not misleading and do not overstate the assets or understate the liabilities and do not overstate the profits or understate the losses of the Company in respect of the date or period to which they relate.
8.BUSINESS SINCE THE ACCOUNTS DATE
Since the Accounts Date:
8.1    the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;
8.2    the Company has not borrowed or raised any money or taken any financial facility;
8.3    the Company has paid its creditors within the times agreed with such creditors;
8.4    there has been no change in the manner or time of issue of invoices or the collection of debts;
8.5    the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets;
8.6    no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

Exhibit 2.1
8.7    no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;
8.7.1    there has been no depletion in the net assets of the Company;
8.7.2    the Company has not offered or agreed to offer price reductions or discounts or allowances on sales of goods or services, nor provided them or agreed to provide them at less than cost, to an extent which may materially affect the profitability of the Company; and
8.7.3    there has been no material deterioration in the financial position, or turnover or, so far as the Warrantors are aware (without having made any enquiry), prospects of the Company.
9.DEBTS
9.1    The amount of all Debts recorded in the Accounts or, in the case of an amount arising after the Accounts Date, the Management Accounts and the books of the Company as being due to the Company (less the amount of any specific provision or reserve for such debts made in the Accounts) are so far as the Warrantors are aware (without having made enquiry of persons owing Debts to the Company) expected to be received in full in the ordinary course of business and in any event not later than three months after the Completion Date and none of those Debts is subject to any counterclaim or setoff.
9.2    No part of the amounts included in the Accounts or, in the case of an amount arising after the Accounts Date, the Management Accounts and the books of the Company as due from debtors has been released on terms that any debtor pays less than the full book value of their debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.
10.FINANCIAL ARRANGEMENTS
10.1    The Company has Working Capital of at least £524,738, and Surplus Cash of at least £1,554,629.
10.2    The Company has sufficient working capital for the purpose of continuing to carry on its business in its present form and at its present level of turnover and for the purposes of executing, carrying out and fulfilling in accordance with their terms all existing orders, projects and contractual obligations which have been placed with, or undertaken by, the Company.
10.3    The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source.
10.4    There is no Encumbrance (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any part of the undertaking or assets of the Company.
10.5    No part of the borrowings or loan capital of the Company is dependent on the guarantee or indemnity of or security provided by any other person.

Exhibit 2.1
10.6    No person apart from the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.
10.7    There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.
10.8    The Company is not, and has not been, engaged in any arrangements (including arrangements which would be required to be disclosed under section 410A Companies Act) which involve the raising or provision of finance and under which the Company is or might become liable to repay borrowings or other liabilities in the nature of indebtedness, in any such case where such arrangements or liabilities are not properly shown or reflected in the Accounts.
10.9    The Company is not under any obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.
10.10    During the period of six years ending on the date of this Agreement, the Company has not applied for or received any grant or allowance from any authority or agency.
10.11    The Company has not made any political donation to any political party or to any other political organisation or to any independent election candidate, nor has it incurred any political expenditure, in any such case either since the Accounts Date or in the year preceding the Accounts Date and it is not under any commitment to do so.
11.TRADING ARRANGEMENTS
11.1    During the period of three years ending on the Completion Date:
11.1.1    the Company has not lost any major or substantial customer for or supplier of all or any of its services or requirements;
11.1.2    no major or substantial client has significantly reduced its orders for all or any of the services of the Company;
11.1.3    there has been no substantial change (apart from normal price changes) in the basis or terms on which any person is prepared to enter into contracts or do business with the Company, and no such cessation, reduction, loss or change has been threatened or is anticipated whether as a result of Completion or otherwise.
For the purposes of this paragraph 11:
“major or substantial” means any person purchasing services from the Company in excess of £50,000 in any of the three financial years prior to the Accounts Date (in the case of a customer) or with whom the Company has spent in excess of £50,000 in any of the three financial years prior to the Accounts Date (in the case of a supplier), in each case converting any foreign currency at the rates used in preparing the annual accounts in any such financial years; and

Exhibit 2.1
“significantly reduced” means any reduction in the percentage of orders placed by such customer in a financial year by more than 5% relative to the number of orders placed by such customer in the preceding financial year.
11.2    Neither in the financial period ending on the Accounts Date nor in the period since then has any person (together with other persons connected with them) purchased from, or sold to, the Company more than 10% of the aggregate amount of all sales or purchases made by the Company during such period and there is no person (together with other persons connected with them) on whom the Company is substantially dependent or the cessation of business with whom would substantially affect the business of the Company.
11.3    The Company has no agreement or arrangement with any customer who accounts for over 1% of the turnover of the Company on terms which are materially different from the Company’s standard terms of business, a copy of which is included in the Data Room with reference 02.41.
11.4    The Company has not supplied any services which do not comply with any warranties or representations expressly or impliedly made by the Company or with any applicable regulations, standards and requirements.
11.5    There is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties.
11.6    The Company has not appointed any agent or distributor or granted any licences carrying the right to grant sub-licences to third parties in respect of any of its products or services in any part of the world.
12.LIABILITIES AND COMMITMENTS
12.1    The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:
12.1.1    is (in the case of a contract with a customer) incapable of complete performance in accordance with its terms within 24 months after the date on which it was entered into or undertaken;
12.1.2    is (in the case of a contract with a supplier) incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;
12.1.3    is likely to result in a loss to the Company on completion of performance;
12.1.4    cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort;
12.1.5    may be terminated or cease to be performed by any counterparty without notice or by giving three months’ notice or less;
12.1.6    involves or is likely to involve obligations, restrictions or expenditure of an unusual, onerous or exceptional nature;

Exhibit 2.1
12.1.7    involves or is likely to involve the supply of goods or services by or to the Company the aggregate sales value of which will represent more than 5% of the turnover of the Company for its last financial year;
12.1.8    requires the Company to pay any, finders’ fee, royalty or commission;
12.1.9    requires the Company, or under which the Company is or may become liable, to make any investment (as defined in Part III of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 (as amended from time to time)) with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit) to any person, or to subscribe, convert, acquire, dispose of or underwrite any investment;
12.1.10    in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

12.1.11        is an agreement or arrangement otherwise than by way of bargain at arm’s length; or
12.1.12    is in any way otherwise than in the ordinary and proper course of the Company’s business.
12.2    Neither the Company nor any other party to any agreement with the Company is in default under any such agreement nor (so far as the Warrantors are aware) are there any circumstances likely to give rise to such a default and none of the Warrantors are aware of the invalidity of or grounds for rescission, avoidance or repudiation of any of such agreements or any allegation of such a thing, and the Company has not received notice of any intention to terminate any of such agreements.
12.3    The Company is not a party to, nor have its profits or financial position since the Accounts Date been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.
12.4    No offer, tender or the like is outstanding which is capable of being converted into any obligation of the Company by an acceptance or other act of some other person.
12.5    The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed to pay or discharge any other person’s liability to Tax (or any amount equivalent to Tax).
13.INSURANCES
13.1    The Company and all its normally insurable assets are, and at all material times have been, covered to their full replacement or reinvestment value by valid insurances containing no special or unusual terms or conditions against all the risks (including in the case of let property for three years’ loss of rent) against which it is normal or prudent to insure.
13.2    All liabilities of the Company in respect of the business carried on by it (including risks which it is contractually required by a third party to cover, third party risks, public and employers’ liability, consequential loss liability and loss of profits) are fully covered by valid insurances containing no special or unusual terms or conditions.

Exhibit 2.1
13.3    The Company has paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy and the Company has neither received notice of any increase in premium or of change in the terms of cover under any of such policies nor of the withdrawal (in whole or in part) of cover in respect of any of such policies.
13.4    There is adequate cover available within the maximum limits on cover under the insurance policies in which the Company has an interest to meet all claims in respect of the Company, its assets and liabilities.
13.5    Folder 8.6 of the Data Room contains all insurance policies held by the Company or in which it has an interest.
13.6    No claim is outstanding under any of the policies referred to in paragraph 13.4 and no fact or circumstance exists which might give rise to a claim under any of those policies.
14.ASSETS
14.1    All assets included in the Accounts or acquired after the Accounts Date as well as all the assets used in the Company’s business:
14.1.1    are legally and beneficially owned by the Company free from any mortgage, charge, lien or other Encumbrance;
14.1.2    are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and
14.1.3    are in the possession or under the control of the Company.
14.2    In respect of any of the items referred to in paragraph 14.1 which were previously held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements.
14.3    The plant and machinery, including fixed plant and machinery, and all vehicles and office and other equipment used in connection with the business of the Company are in good repair and condition and in satisfactory working order, have been regularly and properly maintained and are not surplus to the Company’s requirements.
15.DATA PROTECTION
15.1    The Company has at all times complied with the Data Protection Laws in all respects.
15.2    The Company has:
15.2.1    introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention, deletion and security of Personal Data, and implemented regular staff training, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

Exhibit 2.1
15.2.2    introduced and maintained complete and up-to-date records of all processing activities carried out by it as required by Article 30 of the GDPR;
15.2.3    appointed a data protection officer if required to do so under the Data Protection Laws ;
15.2.4    carried out and maintained complete, accurate and up-to-date records of, all data protection impact assessments required by the Data Protection Laws;
15.2.5    issued appropriate privacy notices to data subjects whose Personal Data the Company processes as a Controller and such notices comply with all applicable requirements of the Data Protection Laws;
15.2.6    introduced and maintained appropriate consent mechanisms where required by the Data Protection Laws where cookies and other online tracking devices are used by the Company;
15.2.7    implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company and ensures a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and
15.2.8    put in place an adequate data breach response plan that enables the Company to comply with the related requirements of the Data Protection Laws and any contractual provisions contained in any contract or standard terms to which the Company is a party.
15.3    The Company has, where required by Data Protection Laws, obtained valid consents from individuals to whom it sends direct marketing communications.
15.4    The Company has:
15.4.1    undertaken appropriate due diligence on any third party appointed by the Company to process Personal Data or with access to Personal Data processed by the Company, including requirements for employee background checks and ongoing training;
15.4.2    implemented appropriate technical and organisational measures to minimise and secure any Personal Data shared with or accessed by each third party appointed by the Company to process Personal Data or with access to Personal Data processed by the Company; and
15.4.3    an agreement in place with each third party appointed by the Company to process Personal Data or with access to Personal Data processed by the Company which, where required by the GDPR, incorporate the terms stipulated by Article 28 of the GDPR and any contractual provisions required by any customer of the Company who is a Controller of the Personal Data, and complies with all other applicable requirements of the Data Protection Laws.
15.5    The Company has not disclosed or transferred any Personal Data outside the European Economic Area without a valid legal basis for such transfer under Chapter

Exhibit 2.1
V of the GDPR, and/or in breach of any contractual provisions contained in any contract or standard terms.
15.6    No data subject requests have been received by the Company from data subjects, including any requests for access to their Personal Data, the cessation of specified processing activities or the rectification or erasure of their Personal Data, in each case in accordance with the requirements of the Data Protection Laws. The Company has not received any claims or complaints under the Data Protection Laws from data subjects whose Personal Data is processed by the Company, and no fact or circumstance exists which might give rise to any such claim or complaint.
15.7    The Company has not received any notice, request, correspondence or communication from any Supervisory Authority, and has not been subject to any enforcement action (including any fine or other sanction), in each case for breach or alleged breach of the Data Protection Laws and no fact or circumstance exists which might give rise to any such notice, request, correspondence, communication or enforcement action.
15.8    Neither the Company nor any third party appointed by the Company by the Company to process Personal Data or with access to Personal Data processed have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data and each of the Company and the third parties appointed by the Company have passed all regulatory audits by Supervisory Authorities to which they have been subject.
15.9    The Company has implemented backup and disaster recovery technology consistent with industry standards and practices. The Company has policies and procedures in place designed to ensure the integrity and security of the IT Systems and Personal Data and comply with such policies and procedures.
15.10    The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Data Protection Laws.
16.IT SYSTEMS
16.1    All Hardware is either owned by the Company free of all Encumbrances, liens, charges and other third party rights or is properly leased or licensed to the Company.
16.2    The IT Systems are not wholly or partly dependent on any facilities which are not under the exclusive ownership and control of the Company.
16.3    The Company has full and unrestricted access to and use of the IT Systems and will continue to have such access over the next 12 months and no third party agreements or consents are required to enable the Company to have such access and use. The Company is not aware that maintenance for any part of the IT Systems will cease to be provided during the 12 months after the Completion Date.
16.4    The Company is using the most recent release of each Software program.
16.5    The Company is and has at all times in the past been properly licensed to use all Off-the-Shelf Software used in its business.

Exhibit 2.1
16.6    Copies of all IT Contracts necessary for the Company to use the Standard Software are contained in the Data Room.
16.7    Appropriate escrow arrangements are in place to ensure that in the event of the insolvency of the owner of any of the Standard Software or of any provider of maintenance for the same, the Company will (i) be able to obtain access to the source code to such Standard Software and (ii) be permitted to maintain or procure a third party to maintain such Standard Software.
16.8    The Bespoke Software:
16.8.1    was developed exclusively by employees of the Company within the course of their employment; or
16.8.2    to the extent not so developed, has been transferred (including the Intellectual Property in it) absolutely to the Company or licensed to it exclusively and irrevocably (in each case in writing) without limit of time and not subject to conditions as to use or transferability or as to payment.
16.9    The Company has in its possession and control the source code for all the Bespoke Software.
16.10    The Bespoke Software does not include and was not based upon any Open Source Software.
16.11    The Hardware and the Software have appropriate and adequate capability and capacity to carry out the processing, communications and other functions for which they are used and to enable the Company to carry on its business in the manner and in the places in which that business is carried on as at Completion.
16.12    The Hardware and the Software is in good working order and has been regularly and properly maintained and supported. No part of the IT Systems:
16.12.1    has failed to function at any time in the 24 months prior to the Completion Date; or
16.12.2    has been subject to any security breach in the 24 months prior to the Completion Date.
16.13    As far as the Warrantors are aware, the use by the Company of the IT Systems as now and as currently planned to be carried on does not infringe, has not infringed and will not infringe the rights of any third party.
16.14    The IT Services are adequate to support the business of the Company, and details of the IT Services that are required for the Company to operate are provided in the Data Room.
16.15    Disaster recovery plans are in place and are appropriate and adequate to ensure that the IT Systems and the data stored on them can be replaced or substituted without disruption to the business of the Company in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise) and all steps necessary have been taken to ensure that, in the event of such a failure, the business of the Company can continue in the ordinary course and without loss. All data stored on the

Exhibit 2.1
IT Systems has been regularly archived in properly stored, catalogued and secure hard copy form, to which the Company has unimpeded access.
16.16    Each of the IT Contracts required for the operation of the business of the Company in the manner it is operated at Completion is:
16.16.1    valid and binding;
16.16.2    not the subject of a written notice to terminate it; and
16.16.3    not the subject of any breach or default and nor are there any grounds (including the events contemplated by this Agreement) for termination, rescission, avoidance or repudiation of it.
16.17    All data stored on the IT Systems that is required for the operation of the business of the Company in the manner it is operated at Completion and in respect of which backup procedures are a reasonable measure, has been regularly archived in properly stored, catalogued and secure form, to which the Company has access.
16.18    The Company operates a documented procedure and has taken all actions necessary for ensuring the security and integrity of the IT Systems and the confidentiality and integrity of the data stored or contained therein or transmitted thereby, including by implementing industry standard procedures preventing the introduction of any virus infections or other extraneously and maliciously induced malfunctions and unauthorised access to the IT Systems which are appropriate to a business of its nature and size.
16.19    The IT Contracts relating to the outsourcing arrangements of the Company as at Completion have been provided in the Data Room at document reference 08.02.03 and 08.02.16.
17.INTELLECTUAL PROPERTY
17.1    In respect of the Registered IP:
17.1.1    the Registered IP is owned absolutely in the name of the Company free of all liens, charges and Encumbrances, and the Company is not obliged to grant any liens, charges or Encumbrances in respect of it;
17.1.2    all documents necessary to establish the Company’s title to the Registered IP are in its possession;
17.1.3    no oppositions have been made or applications refused and the Company has no grounds to believe any applications will be opposed or refused;
17.1.4    all payments due and all registration and renewal formalities relating to the Registered IP are up-to-date, complete and correct; and
17.1.5    nothing is due to be done within 30 days of the Completion Date the omission of which would jeopardise the maintenance or prosecution of any of the Registered IP.
17.2    In respect of the Unregistered IP:

Exhibit 2.1
17.2.1    the Unregistered IP is owned by or licensed to the Company; and
17.2.2    true copies of all licences and other arrangements pursuant to which Unregistered IP is licensed to the Company are provided in the Data Room and such copies contain all the terms applicable to each such licence or arrangement. No party to any such licence or arrangement is or has been in breach of it.
17.3    The Company IP Rights (excluding any Unregistered IP which is not owned by the Company or any of its employees or contractors) that are required for the operation of the business of the Company in the manner carried on at Completion:
17.3.1    are not limited in time save by statute;
17.3.2    are not subject to conditions as to use save as set out in licences disclosed pursuant to paragraph 17.2.2; and
17.3.3    to the extent that they comprise trademarks, are not potentially subject to revocation for non-use;
17.3.4    to the extent that they relate to inventions in respect of which, as at Completion, the Company has a pending patent application for (or has expressed in writing a continuing intention to apply for) protection by patent those inventions have not been:
(1)exploited in such a way that an order may be made under the Patents Act 1977 section 49;
(2)disclosed in such a way as to prevent the grant of a patent.
17.4    True copies of all licences and other arrangements pursuant to which Company IP Rights are licensed by the Company to third parties are provided in the Data Room, and such copies contain all the terms applicable to each such licence or arrangement. No party to any such licence or arrangement is or has been in breach of it.
17.5    The Company IP Rights which were developed specifically for use by the Company:
17.5.1    have been developed exclusively by employees of the Company within the course of their employment; or
17.5.2    to the extent not so developed, have been transferred absolutely to the Company or licensed to it exclusively and irrevocably (in each case in writing) without limit of time and not subject to conditions as to use or transferability or as to payment, and any moral rights capable of being exercised in relation to them have been waived.
17.6    The Company and the conduct of the Company’s business as conducted at Completion:
17.6.1    does not infringe, has not infringed and will not infringe the rights of any third party in relation to any Intellectual Property;

Exhibit 2.1
17.6.2    does not constitute, has not constituted and will not constitute any breach of confidence, passing off or actionable act of unfair competition; or
17.6.3    does not give rise, has not given rise and will not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.
17.7    No third party has outstanding any claim against the Company based on such third party’s Intellectual Property and there are no grounds to anticipate that there will be such claim.
17.8    So far as the Warrantors are aware, the Company IP Rights are not being and have not been infringed by any third party, and there are no grounds to anticipate that any of them will be so infringed.
17.9    The Company has not infringed and is not infringing any such obligations of confidentially which the Company is subject to.
17.10    A change of control of the Company, or any other transaction contemplated under this Agreement, will not result in the termination of, or trigger a payment in respect of, or otherwise materially affect, any of the Company IP Rights.
18.PROPERTIES
The Company has:
18.1.1    no interest in and does not occupy or use any freehold, commonhold, leasehold, licensed or other immovable property; and
18.1.2no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, commonhold, leasehold, licensed or occupied under an informal or undocumented arrangement, in each case in any part of the world.
19.DIRECTORS, EMPLOYEES AND WORKERS
19.1    The particulars of the director and the secretary shown in Schedule 2 are true and complete and no person who is not named as a director in Schedule 2 is or is held out as a director or shadow director of the Company.
19.2    Copies of all the terms of appointment or employment for the director of the Company (including any amendments to them) have been provided in the Data Room, and each such appointment is compliant with Section 188 of the Companies Act.
19.3    A document that sets out (i) the names of all of the Employees and Workers of the Company, (ii) details of all persons who are not Workers and who are providing services to the Company; and (iii) the following principal terms of the employment or engagement for each such person, including:
19.3.1    their current remuneration (including any entitlement to salary, fees, benefits, commission, bonus, allowances, premiums, performance-related pay, benefits in kind, whether contractual or discretionary, and whether provided for the benefit of the Employer or Worker or for the benefit of their dependants);

Exhibit 2.1
19.3.2    their job title;
19.3.3    the date of commencement of their employment or engagement and the date upon which their continuous employment commenced;
19.3.4    the length of notice required to terminate their employment or engagement, or, where the employment or engagement is for a fixed term, the date upon which the fixed term is to expire together with details of any previous renewals of that employment or engagement;
19.3.5    their date of birth;
19.3.6    any bespoke working arrangements, including details of any part-time or short-time working;
19.3.7    confirmation of the country from which the Employee or Worker works or undertakes their duties;
19.3.8    the governing law of the contract of employment or engagement has been provided in the Data Room at document reference 06.03.22.
19.4    Provided in the Data Room at folder 06 are copies of:
19.4.1    the standard written terms of employment applicable to each grade or class of employee employed by the Company;
19.4.2    the standard written terms of engagement applicable to Workers;
19.4.3    all handbooks, policies, and other documents which apply to any of the Employees or Workers; and
19.4.4    all agreements or arrangements with any trade union, employees representative or body of employees or their representatives whether binding or not, and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.
19.5    All Employees are employed on the applicable standard written terms of employment for employees of their grade or class.
19.6    All Workers are engaged on written terms of engagement.
19.7    The Company has complied with all applicable industrial and occupational health and safety awards, agreements , statutes and relevant jurisdictional occupational health and safety legislation, in respect of each employee and officeholder (and each former employee and officeholder). There are no actual or threatened orders, assessments, penalties or investigations made under any applicable industrial or occupational health and safety law relating to the Company.
19.8    Since the Accounts Date, no change has been made, offered or proposed by the Company to any of the terms (including the remuneration, other emoluments or pension provision) of the appointment, employment or engagement of any director, Employee, or Worker. The Company has not made any offer to change the terms of

Exhibit 2.1
appointment, employment or engagement which is still outstanding or has not yet been accepted by the director, Employee or Worker in question.
19.9    The Company has not appointed, employed or engaged, nor made an offer to appoint, employ or engage any director, employee or worker or any other person to provide services to the Company where that offer has not yet been accepted, or where it has been accepted but the appointment, employment or engagement has not yet started.
19.10    No director, Employee or Worker has given or received notice terminating their appointment, employment or engagement. No such notice of termination is pending, outstanding or has been threatened by the Company and no such notice of termination from any director, Employee or Worker is pending, outstanding or threatened.
19.11    All contracts between the Company and any director, Employee or Worker are terminable on not more than three months’ prior notice without compensation (other than statutory compensation or in respect of accrued salary and other emoluments).
19.12    There is not in force at the date of this Agreement any agreement to which the Company is party which provides that a change of control of the Company (however such change of control may be defined) shall entitle any director, Employee or Worker to any payment or benefit whatsoever or to terminate their employment or engagement with the Company.
19.13    The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a director or former director, Employee or former employee, Worker or former worker or to any of their dependants in connection with the actual or proposed termination of employment or engagement or the variation of any of the terms of the contract of employment or engagement.
19.14    No amounts due to or in respect of any of the directors, former directors, Employees, former employees, Workers or former workers are in arrears or unpaid save for salary and benefits accruing in the current salary period in which this Agreement is entered into.
19.15    In the two years preceding the date of this Agreement, in respect of each of the Employees, former employees, Workers and former workers, all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 has been calculated and paid in accordance with the Working Time Directive (2003/88/EC).
19.16    The Company is not a party to, bound by, or proposing to introduce for the benefit of any director, former director, Employee, former employee, Worker or former worker or any of their associates or nominees, any incentive arrangement (including any share option or share award plan, commission, profit sharing or bonus scheme).
19.17    There are no incentive schemes or arrangements (including any share option or share award plan, commission, profit sharing, or bonus scheme) established by the Company or any other person in which any director, Employee or Worker (or former director, employee or worker) or any of their associates or nominees participates or has participated.

Exhibit 2.1
19.18    Full details of all Employees and Workers who are absent from work for any reason (other than on paid annual holiday) and who are likely to be or have been absent for more than two consecutive weeks are disclosed in the Disclosure Letter, such details to include the reason for their absence and their likely return date, if known.
19.19    No dispute is outstanding or threatened between the Company and any director, Employee or Worker, any representative of any such person, or any former director, employee or worker, nor are there pending disputes nor any circumstances or grounds which may give rise to such a dispute.
19.20    There is no outstanding claim against the Company by any person who is a current or former director, employee or worker and the Company has not incurred any actual or contingent liability in connection with any termination of employment or engagement of any of its current or former employees or current or former workers, (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee or former employee.
19.21    No Employee or former employee is currently, or has been within the period of six months before the Completion Date, subject to any disciplinary or capability process nor has any Employee or former employee raised any grievance in relation to their employment.
19.22    No Employee is subject to a current or live disciplinary or capability sanction.
19.23    Every director, Employee and Worker who requires permission to work in the United Kingdom has the necessary and appropriate current permission. The Company has carried out the specified checks on employees’ original documents which would enable it or them to establish a statutory defence under the Immigration, Asylum and Nationality Act 2006.
19.24    The Company is not a party to any agreement, arrangement or negotiations with, or commitment to, any trade union, works council or staff association nor are any of the Company’s employees members of any trade union.
19.25    No request has been received by the Company and nor does any trade union, works council, staff association or group of employees propose submitting any such request:
19.25.1    pursuant to Part I of Schedule A1 to the Trade Union and Labour Relations (Consolidation) Act 1992 for recognition of any trade union;
19.25.2    pursuant to Regulation 7 of the Information and Consultation of Employees Regulations 2004 to negotiate an agreement in respect of information or consultation;
19.25.3    pursuant to Regulation 9 of the Transnational Information and Consultation of Employees Regulations 1999 to negotiate an agreement for a European Works Council or an information and consultation procedure; or
19.25.4    otherwise in relation to the possibility of establishing the representation of employees or workers.

Exhibit 2.1
19.26    During the 12 months preceding the Completion Date, there has been no trade dispute, nor any industrial or similar action by or in relation to the Employees or former employees or any of them and there is nothing which may give rise to a trade dispute; no industrial or similar action is being or has been threatened, and no ballot for such action has been approved or arranged.
19.27    In the 24 months preceding the date of this Agreement, the Company has not:
19.27.1    given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or
19.27.2    been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with an obligation imposed by those Regulations.
19.28    The Company has not made or proposed any variations to the terms and conditions of employment or engagement of any Employee or Worker (or former employee or former worker) as a result of or connected with a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).
19.29    The Company does not operate and has not operated, any custom, policy, practice or arrangement (whether contractual or non-contractual) pursuant to which:
19.29.1    Employees who are made redundant (within the meaning of section 139 of the Employment Rights Act 1996 and/or section 195 of the Trade Union and Labour Relations (Consolidation) Act 1992) are entitled to payments which are in excess of those required to be paid under Part XI of the Employment Rights Act 1996; or
19.29.2    there is a process to be followed by the Company in effecting any redundancy dismissals.
19.30    In the 12 months prior to the date of this Agreement, no Employee has made a request for flexible working pursuant to sections 80F – 80I of the Employment Rights Act 1996.
19.31    There are no loans or notional loans to any director, Employee or Worker, or former director, employee or worker or any of their nominees or associates, made or arranged by the Company.
19.32    The Company has not entered into any secondment arrangement in respect of any Employee or Worker.
19.33    The Company has, in relation to each director, Employee and Worker (and, so far as relevant, to each of its former directors, employees and workers):
19.33.1    complied with and performed all obligations and duties which are required to be performed (and settled all outstanding claims) whether arising under contract, statute, treaty, directive, regulations, order, code of practice, collective agreement, custom and practice, at common law, in equity or otherwise;

Exhibit 2.1
19.33.2    complied with any recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee; and
19.33.3    maintained current, adequate and suitable records.
20.Retirement benefits
20.1    Save for the Pension Scheme, the Company does not have (nor may it have) any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits (“Relevant Benefits”) in respect of its current or former officers or employees and no proposal or announcement has been made to any employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.
20.2    The following details of the Pension Scheme have been provided in the Data Room at folder 06.02 , including:
20.2.1    copies of all documentation governing the Pension Scheme and of any announcements, explanatory booklets and accounts relating to them;
20.2.2    a complete, accurate and up-to-date list of all Employees including all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme; and
20.2.3    full details of the Company’s and each Employee's obligations and liabilities under the Pension Scheme.
20.3    The Company has complied with its prescribed minimum level of support as required by relevant superannuation legislation and automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Full details of this compliance are provided in the Data Room at folder reference 06.02, including (but not limited to) any documents relating to the staging date for the Company, copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers' Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of those employees.
20.4    The Pension Scheme is a money purchase scheme within the meaning of 'money purchase scheme' in section 181 of the Pension Schemes Act 1993.
20.5    All contributions, insurance premiums, taxes and expenses due to and in respect of the Pension Scheme have been duly paid by the Company to the Pension Scheme within the statutory timescales and there are no liabilities outstanding in respect of the Pension Scheme at Completion.
20.6    The Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HMRC would de-register the Pension Scheme.

Exhibit 2.1
20.7    Where any power under the Pension Scheme to provide additional benefits has been exercised in relation to any person, full and accurate details of the additional benefits have been Disclosed.
20.8    No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company.
20.9    The Company has complied with its stakeholder pensions obligations arising under Section 3 of the Welfare Reform and Pensions Act 1999 from time to time.
20.10    With respect to each Employee and former employee of the Company (where required by law):
20.10.1    they have been properly offered a choice of superannuation fund to receive employer contributions payable;
20.10.2    the Company has provided at least the prescribed minimum level of superannuation support for that Employee or former employee as required under the scheme, fund or legislative and regulatory requirements and proper provision has been made for contributions payable in the current quarter, for that period up to and including Completion;
20.10.3    there are no outstanding or unpaid superannuation contributions on the part of the Company for that Employee or former employee however arising (including under statute, award or agreement); and
20.10.4    there are no complaints or outstanding claims for unpaid superannuation contributions or superannuation benefits.
20.11    The Company has not discriminated on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief or on any other grounds that amount to discrimination in the provision of, or failure to provide Relevant Benefits.
20.12    No claims or complaints have been made in respect of the provision of (or failure to provide) any Relevant Benefits by the Company in relation to any of the Employees or any beneficiaries claiming by or through them and there is no fact or circumstance likely to give rise to such claims or complaints.
20.13    The Company has never at any time participated in any defined benefit scheme meaning a scheme under which the amount of some or all of the benefits payable to or in respect of a member of the scheme or any beneficiary claiming by or through the member is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member average over their service at or close to their retirement, death or withdrawal, and the Company has never been associated or connected with any other legal person (within the meaning of associated and connected in the Insolvency Act 1986 sections 635 and 269) who has participated in such a defined benefit scheme.
20.14    The Company does not have, has never had and has not inherited through the transfer of employees any custom and practice in relation to granting pensions before

Exhibit 2.1
normal retirement age, whether due to redundancy, early retirement or otherwise. No undertakings or assurances (whether legally enforceable or not) have been given in respect of the Employees in relation to granting pensions before normal retirement age, whether due to redundancy, early retirement or otherwise.
20.15    No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company in respect of the Pension Scheme or any other pension scheme or to any other person in respect of the Pension Scheme and there is no fact or circumstance likely to give rise to any such notice or direction.
20.16    No employee has ever had their contract of employment transferred to the Company in circumstances where: (a) the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied; and (b) the employee was entitled to defined benefit occupational pension scheme rights in respect of their employment before such transfer.
21.TAXATION
21.1    Compliance
21.1.1    Returns
The Company has duly and properly submitted all computations and returns, supplied all information, made all statements and disclosures and given all notices to any relevant Tax Authority as reasonably requested or required by law to be made for the purposes of Tax within any applicable time limits. All such returns, information, statements, disclosures and notices were made on a proper basis and were when submitted and remain at Completion complete, correct and accurate. None of these computations and returns are, or are likely to be, the subject of any dispute with any Tax Authority.
21.1.2    Payment
The Company has duly and punctually paid all Tax for which it has become liable to pay or account for and the Company is not liable, nor has it been liable to make a payment under an accelerated payment notice or partner payment notice or to pay any penalty, interest, fine, surcharge or other payment in connection with any Tax. There is no payment of Tax which has been deferred or postponed by agreement with any Tax Authority or pursuant to any right under a Tax Statute or the practice of any Tax Authority.
21.1.3    Disputes
The Company is not, nor has it been, involved in any dispute with any Tax Authority and is not, nor has it been, the subject of any investigation, non-routine audit, enquiry, notice, discovery, determination, assessment, visit or access order by any Tax Authority and there are no facts or circumstances which make it likely that the Company will, in the foreseeable future, be the subject of any such investigation, non-routine audit, enquiry, notice, discovery determination, assessment, visit or access order.
21.1.4    Records

Exhibit 2.1
The Company has maintained and has in its possession or under its control all records and documentation which are required by law to be maintained for the purposes of Tax together with such additional records as are necessary to enable it to prepare complete, correct and accurate returns and to determine an accurate calculation of its liability to Tax (including on the future disposal of any asset owned by the Company at Completion) or its entitlement to Relief.
21.1.5    Claims and elections
The Company has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts and all such claims, disclaimers, elections, surrenders and applications were and remain valid. No such claims, disclaimers, elections, surrenders or applications are likely to be disputed or withdrawn. Details of all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts are provided in the Data Room together with details of all claims, disclaimers, elections, surrenders and applications which the Company is or will at Completion be entitled to make.
21.1.6    Clearances
No transaction, scheme or arrangement has been undertaken by the Company in respect of which any consent or clearance from any relevant Tax Authority was required without such consent or clearance being validly obtained on the basis of full and accurate disclosure of all material facts and considerations relating to the transaction, scheme or arrangement. Any transaction, scheme or arrangement in respect of which a clearance or consent has been obtained was implemented strictly in accordance with the terms of such clearance or consent, any conditions attaching to such clearance or consent were and will immediately following Completion continue to be met and none of the clearances or consents have been withdrawn, nullified or rendered void.
21.1.7    Special arrangements
The Company’s liability to Tax during any accounting period (including the accounting period current at Completion) has not depended on any concession, agreement or other formal or informal arrangement (being concessions, agreements or arrangements which are not based on any relevant legislation, published extra-statutory concessions, statements of practice or convention) operated by or agreed with any Tax Authority in relation to the Tax affairs of the Company.
21.1.8    Tax arising as a result of this Agreement
The Company will not become liable to any Tax or lose any Relief or allowances otherwise available to it in consequence of Completion, entering into this Agreement or any other thing done pursuant to its terms.
21.1.9    Instalment payments

Exhibit 2.1
(1)The Company has fully complied with the requirements of the Corporation Tax (Instalment Payments) Regulations 1998, SI 1998/3175 (the “Regulations”) and has duly and punctually made all payments (“Instalment Payments”) required to be made under the Regulations. Full details of the amounts and dates of Instalment Payments required to be made under the Regulations which have been or will be required to be made in relation to the current accounting period of the Company are provided in the Data Room.
(2)Any and all Instalment Payments have been made on the basis of a reasonable estimate of the Company’s total Tax liability for the purposes of the Regulations and there are no facts or circumstances which would render any Instalment Payment an underpayment.
(3)The Company has not incurred any liability to interest or penalties under the Regulations nor is it entitled to any repayment or reimbursement of any Instalment Payment already made.
(4)The Company has not been served with any notice by HMRC under the Regulations and has in its possession all such records as would be required to be furnished produced or made available to HMRC under the Regulations.
(5)The Company has not entered into any transaction or been involved in any arrangement such that Regulation 14 (Anti-avoidance provision) of the Regulations could apply.
21.1.10 Withholdings
The Company has duly and punctually complied with its obligations to deduct, withhold or retain all amounts of or on account of Tax at source from any payments made or deemed to have been made by it and has duly paid or accounted for such amounts as should have been made to any relevant Tax Authority in respect of such deductions or retentions and the Company has complied with all its reporting obligations to any relevant Tax Authority in connection with any such payments made or deemed to have been made.
21.1.11 Accounts
Full provision or reserve (as appropriate) has been made in the Accounts in accordance with generally accepted accounting principles in respect of any period ended on or before the Accounts Date for any liability to Tax (whether actual, deferred, contingent or disputed) assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right or reimbursement against any other person including Tax in respect of income, profits or gains held, earned, accrued or received by or to any person on or before the Accounts Date or by reference to any event occurring, act done, or circumstances existing on or before the Accounts Date.
21.1.12 Position since the Accounts Date
Since the Accounts Date:

Exhibit 2.1
(1)the Company has not been involved in any transaction other than on arm’s length terms;
(2)no event has occurred which has given or may give rise to a liability to Tax or which would have given or might give rise to such a liability but for the availability of any Relief other than a liability to Tax arising from the ordinary course of its business as carried on at the Accounts Date;
(3)the Company has not made any payment of a revenue nature (or incurred any liability to make any such payment) which has not been and will or may not be allowable in full for corporation tax purposes or which could be disallowed as a deduction or set-off in computing the taxable profits of the Company or as a charge on the Company’s income;
(4)the Company has not declared or paid any dividend or made any other distribution or deemed distribution for Tax purposes except as provided for in the Accounts and nor is the Company required to make any such distribution;
(5)no accounting period (as defined in CTA 2009, Pt 2, Ch 2) of the Company has ended;
(6)the Company has not ceased to be a member of a group for tax purposes, and
(7)the Company has not been a party to any transaction whereby the Company was or is or could become liable to stamp duty reserve tax.
21.2    Continuing obligations
All sums of a revenue nature (including any rents, interest and any other annual payments) payable by the Company pursuant to any obligation incurred by the Company before Completion and which will continue to bind the Company after Completion have been and will continue to be fully deductible for the purposes of Tax either in computing the income profits of the Company or in computing the Tax chargeable on it.
21.3    Corporation tax
21.3.1    Transfer pricing
All transactions entered into by the Company have been entered into on an arm’s length basis and consideration (if any) charged or received or paid by the Company on all transactions entered into by it has been equal to the consideration which would have been expected to be charged, received or paid between independent persons dealing at arm’s length. No notice has been issued or enquiry initiated by any relevant Tax Authority in connection with any transactions entered into by the Company and the Company has retained all records, contemporaneous documents and other evidence which are sufficient to satisfy any requirement to demonstrate that any transaction to which it was a party was entered into on arm’s length terms or which relate to its transfer pricing arrangements and are required to be retained by any relevant law.

Exhibit 2.1
21.3.2    Loan relationships
(1)The Company is not party to any loan relationship as defined in CTA 2009, Part 5 which may give rise to debits or credits other than those in respect of which the interest is taxable or deductible on an amortised cost basis.
(2)The Company has obtained Tax relief on an amortised cost basis of accounting in relation to all loan relationships which are debtor relationships for the purposes of CTA 2009, Pts 5 and 6 and in relation to such relationships:
(a)the deduction given in computing the taxable profits of the Company in consequence of it debtor relationships is not less than the interest accruing during the relevant accounting period;
(b)the Company would not suffer any adverse Tax consequences were such debts to be repaid at face value save for the cessation of the Tax deduction for interest accrued.
(3)The Company has not since the Accounts Date held or been the debtor under any deeply discounted security, deep gain security or relevant discounted security.
21.3.3    Derivative contracts
The Company is not party to any derivative contract as defined in CTA 2009, Part 7 which may give rise to debits or credits other than those in respect of which the interest is taxable or deductible on an amortised cost basis.
21.3.4    Patent box
The Company does not hold, and has not held, any right to which CTA 2010, Pt 8A applies (including an exclusive licence within the meaning of CTA 2010 Section 357BA).
21.4    Capital assets
All necessary conditions for all capital allowances (or any equivalent system relating to the depreciation of any asset of the Company for Tax purposes in any relevant jurisdiction) claimed by the Company were at all times satisfied and remain satisfied.
21.5    Distributions and repayments of share capital
21.5.1    Distributions
(1)The Company has not made (and will not be deemed to have made) any distribution except dividends properly authorised and shown or reflected in the Company’s audited accounts and nor is the Company bound to make any such distribution.
(2)The Company has not at any time issued any security (within the meaning of CTA 2010, Section 1117(1)) where the interest or other

Exhibit 2.1
amount payable on such securities in respect of any period up to and including the Completion Date is or is deemed to be a distribution.
21.5.2    Repayments of share capital
(1)The Company has not at any time repaid, redeemed, purchased or otherwise acquired or agreed to repay, redeem, purchase or otherwise acquire any of its own share capital.
(2)The Company has not at any time capitalised or agree to capitalise in the form of shares, debentures or other securities or in paying up amounts unpaid on any shares, debentures or other securities any profits or reserves of any class or description, or passed or agreed to pass any resolution to do so.
21.6    Secondary liabilities
21.6.1    Secondary liability
(1)No transaction, act, omission or event has occurred in consequence of which the Company is or may be held liable for any Tax or deprived of any Relief or allowances otherwise available to it in consequence of any Tax where some other company or person is primarily liable for the Tax in question and has failed to discharge such Tax (whether by reason of any such company being or having been a member of the same group of companies or otherwise).
(2)No transaction, act, omission or event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over any of the Company’s assets in respect of unpaid Tax.
21.7    Anti-avoidance
21.7.1    Tax schemes
(1)The Company has not entered into nor been a party to nor otherwise been involved in any scheme, arrangement, transaction or series of transactions:
(a)designed wholly or mainly, or containing steps or stages having no commercial purpose and designed wholly or mainly, for the purposes of avoiding, deferring or reducing a liability to Tax or amounts to be accounted for to a Tax Authority;
(b)the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Tax or the relief from Tax or the repayment of Tax or the obtaining of a tax advantage;
(c)that has been or could be counteracted under Finance Act 2013, Part 5;

Exhibit 2.1
(d)forming part of notifiable arrangements (within the meaning given by Finance Act 2004, Section 306) or in respect of which disclosure has been made or is required to be made to any Tax Authority under any other relevant legislation (including, in relation to indirect taxes, VATA 1994, Sch 11A or Finance (No 2) Act 2017, Sch 17) requiring the disclosure of tax avoidance schemes;
(e)in respect of which the Company may be liable to Tax under the principles set out in W.T. Ramsay Limited v IRC or Furniss v Dawson as developed in subsequent cases;
(f)that has been or could be counteracted under Finance Act 2003, Sections 75A–75C; or
(g)which was a marketed tax avoidance scheme for the avoidance or deferral of tax.
21.7.2    Tax fraud
The Company has not been party to any transaction within Taxes Management Act 1970 Section 106A (Offence of fraudulent evasion of income tax).
21.8    Close companies
The Company has paid all Tax for which it has become liable to pay or account on or before the date of this Agreement pursuant to sections 455, 459 and/or 460 CTA 2010 in connection with any loan or advance.
21.9    International
21.9.1    Residence
The Company is and always has been solely resident for Tax purposes in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for any Tax purposes or any double tax treaty. The Company does not have a permanent establishment or other taxable presence, and has at no time incurred any liability to Tax, in any jurisdiction other than that in which it was incorporated. The Company is not liable to register with any Tax Authority outside of the territory in which it was incorporated for the purposes of paying or administering any Tax. The Company is not an agent or permanent establishment of any other person for the purposes of assessing that other person to Tax in the territory in which the Company is resident for Tax purposes.
21.9.2    Company migration
The Company has not at any time made an election as the principal company (within the meaning given by TCGA 1992 Section 187) nor has any company over which the Company had control or which was a member of the same group of companies as the Company ceased to be resident in the UK otherwise than in compliance with Taxes Management Act 1970 Sections 109B to 109F.

Exhibit 2.1
21.9.3    Controlled foreign companies
The Company does not hold and has never held, directly or indirectly, any interest in a controlled foreign company which has resulted in any liability to Tax pursuant to Part 9A of Taxation (International and Other Provisions) Act 2010.
21.10    Employees
21.10.1 Disguised remuneration
The Company is not, and could not become, liable to make a payment of Tax under ITEPA 2003, Part 7A in respect of any relevant arrangement (as defined in ITEPA 2003 Section 554A) entered into before Completion.
21.10.2 Pay As You Earn
The Company has made all payments, deductions, withholdings or reductions as required by law from all payments to or amounts treated as paid to or benefits provided for or on behalf of any Employees, ex-employees, officers, ex-officers, independent contractors or other workers in respect of Tax, national insurance, social security or like contributions and the Company has duly and punctually paid or accounted to (or will before Completion pay or account to) any Tax Authority for such amounts as have been required to be paid by the Company to any relevant Tax Authority on or before Completion in respect of such deductions, withholdings or reductions. The Company has complied with all its reporting obligations to any Tax Authority in connection with any such payments made or benefits provided and no audit or other enquiry has been made by any Tax Authority in respect of such payments made or benefits provided nor has the Company been notified that any such audit or other enquiry will be made.
21.10.3 Employment schemes
The Data Room contains full details of all profit sharing, share option, share incentive or bonus schemes (including employee benefits trusts established by the Company) and the Company has complied with all statutory requirements in respect of such schemes and trusts.
21.10.4 Employment-related securities
(1)The Company will not become liable to pay any Tax as a result of the application of ITEPA 2003 Section 447 to any benefit received after Completion in respect of employment-related securities acquired prior to Completion as a result of anything done prior to Completion (including, for the avoidance of doubt, as a result of the operation after Completion of any rights attached to such securities at Completion).
(2)The Company has duly and within any appropriate time limits provided HMRC with particulars of all reportable events in accordance with ITEPA 2003 Sections 421J–421L which have occurred prior to the date of Completion.

Exhibit 2.1
(3)Nothing has been done otherwise than for genuine commercial purposes which has increased or reduced or may increase or reduce the market value of employment-related securities to which ITEPA 2003, Pt 7 Chapters 3A or 3B might apply.
(4)No loan has been or could be treated by ITEPA 2003 Section 446S as having been made by the Company to any Employee or officer or any ex-employee or ex-officer.
21.11    Inheritance tax
21.11.1     The Company is not and will not become liable to be assessed to inheritance tax as donor or donee of any gift or transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.
21.11.2 There is no unsatisfied liability to inheritance tax attached or attributable to the Shares or any asset of the Company and in consequence no person has the power to raise the amount of such Tax by sale or mortgage of or by a terminable charge on any of the Shares or assets of the Company under Inheritance Tax Act 1984 Section 212 and none of the Shares or assets of the Company are subject to a charge under Inheritance Tax Act 1984 Section 237.
21.12    Value added tax
21.12.1 The Company is a taxable person for the purposes of VATA 1994 and all regulations, orders, notices and other provisions made under such legislation (or the equivalent Tax legislation in any relevant jurisdiction) (the “VAT legislation”) and is duly registered for the purposes of VAT.
21.12.2 The Company is not and has not at any time been treated as a member of a group of companies for the purposes of any relevant VAT legislation and no application has ever been made for the Company to be so treated and no circumstances exist whereby the Company would or might become liable for VAT as an agent.
21.12.3 The Company has complied with the requirements and provisions of the relevant VAT legislation and has made, given, obtained and maintained accurate, complete and up-to-date records, invoices, accounts and other documents, required or necessary for the purposes of the VAT legislation. The Company has not been subject to any penalty, interest, forfeiture, fine or surcharge in respect of VAT and no circumstances exist whereby the Company would or might become liable for any such penalty, interest, forfeiture, fine or surcharge.
21.12.4 The Company has at all times punctually paid and made all payments and submitted all returns required under the VAT legislation. The Company has not been required by any relevant Tax Authority to give security for any VAT purpose and no warning pursuant to VATA 1994 Section 76(2) or notice pursuant to VATA 1994 Section 77A has been served on the Company and

Exhibit 2.1
no circumstances exist whereby such warning or notice would or might be served on the Company.
21.12.5 The Company has not made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it before Completion during any VAT quarter ending after the Accounts Date.
21.12.6 Neither the Company nor any relevant associate of the Company (within the meaning of VATA 1994, Sch 10, para 3) has exercised an option to tax under VATA 1994, Sch 10, para 2, or will exercise such an option prior to Completion and no permission to opt has been sought or granted.
21.13    Stamp duties and stamp duty land tax
21.13.1 Stamp duty
All documents which establish or are necessary to establish or evidence the rights or title of the Company to any asset or in the enforcement of which the Company is or may be interested, in the United Kingdom or elsewhere, have been duly and properly stamped with the correct amount of stamp duty and all such duty together with any interest and penalties have been duly paid. No such documents which are outside of the United Kingdom at Completion would attract stamp duty if they were brought into the United Kingdom.
21.13.2 Stamp duty land tax
The Company has duly and punctually paid all Stamp Duty Land Tax which has arisen as a result of a land transaction (within the meaning given in Finance Act 2003, Part 4) entered into on or before Completion and all land transaction returns have been properly submitted.

Exhibit 2.1
Schedule 5
Limitations on liability

1.Subject always to Clause 9.7, the Buyer agrees with the Warrantors that any claim by the Buyer in respect of any breach of the Warranties (other than the Fundamental Warranties) (a “Claim”) shall be governed by and shall be dealt with in accordance with the following provisions of this Schedule 5.
2.The liability of the Warrantors in respect of any Claim shall be several and limited as follows:
2.1    the Buyer shall not be entitled to recover any amount in respect of a Claim unless the amount recoverable, when aggregated with all other amounts recoverable for the Claim, exceeds $100,000, in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over $100,000; and
2.2    the aggregate liability of the Warrantors in respect of all and any Claims shall be limited to and shall in no event exceed $4,000,000.
3.The aggregate liability of each of the Seller and the Option Sellers in respect of all and any claims under this Agreement shall be limited to and in no event shall exceed the aggregate of:
3.1    the cash consideration actually paid to each such Seller or Option Seller pursuant to this Agreement; and
3.2    the lower of the issue or the realisable value of the Buyer Shares actually issued to each such Seller or Option Seller (in respect of Buyer Shares issued and continued to be held; and
3.3    the sale proceeds of the sale of any Buyer Shares received as consideration pursuant to this Agreement and sold.
4.Exclusion of Liability
The Warrantors shall not be under any liability:
4.1    to the extent that the Claim arises by reason of any change in law or any increase or alteration in the rates, incidence, imposition or extent of Taxation or any change in legislation or the withdrawal of any generally published extra statutory concession previously made by HMRC (in each case announced and coming into force after the date of this Agreement); or
4.2    to the extent that the Claim arises as a result of a voluntary act, omission or transaction of the Company or the Buyer carried out after Completion otherwise than in the ordinary course of business or pursuant to a legally binding obligation of the Company created on or before Completion;
4.3    in respect of any matter or thing to the extent that the Buyer has been compensated for the same under any other provision in this Agreement;
4.4    in respect of any matter or thing to the extent that the same is provided for or reserved in the Accounts or Management Accounts (but not so as to double count); or

Exhibit 2.1
4.5    if the Claim would not have arisen but for any change after Completion in the bases, policies and practices on which the Accounts were prepared unless such base, policies and practices are changed because of a change in generally accepted accounting practice in the United Kingdom.
5.Insurance Cover
No Claim shall be capable of being made under the Warranties to the extent that the Buyer or the Company has fully recovered the amount in respect of the loss or damages suffered by it arising out of the subject matter thereof from insurers under a valid subsisting insurance policy (the Buyer using its reasonable endeavours to effect such recovery).
6.Mitigation
Nothing contained herein shall be deemed to relieve the Buyer of its obligation to mitigate its loss in respect of any Claim.
7.CESSATION OF LIABILITY
The Warrantors shall cease to have any liability:
7.1    for breach of any of the Warranties other than the Tax Warranties on the second anniversary of the Completion Date; and
7.2    for breach of the Tax Warranties, on the sixth anniversary of the Completion Date and any defence to such Claim that the Warrantors may have under the Limitation Act 1980 is excluded, except in respect of a Claim of which the Buyer gives notice to the Warrantors before the sixth anniversary of the Completion Date.
8.BUYER CONDUCT
If any matter comes to the notice of the Buyer which may give rise to a liability under the Warranties, the Buyer shall:
8.1    as soon as reasonably practicable give notice of that matter to the Warrantors, specifying in such detail as is reasonably available to it at that time the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;
8.2    consult with, and take reasonable notice of the representations of, the Warrantors before making any admission of liability, agreement or compromise with any person, body or authority in relation to that matter;
8.3    in respect of any third party claim which may give rise to a liability under the Warranties (but not otherwise):
8.3.1    give the Warrantors and their professional advisers reasonable access at any reasonable times to any relevant documents and records within the power or control of the Buyer and/or the Company so as to enable the Warrantors and their professional advisers to examine such documents and records and to take copies at their own expense, save where to do so would or might reasonably breach or endanger the Buyer’s or any Group Company of the

Exhibit 2.1
Buyer’s legal privilege in any such documents or records or any obligations of confidentiality owed to a third party;
8.3.2    take such action as the Warrantors may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question, save where the Buyer reasonably considers that any such action would prejudice the legitimate interests of the Buyer or the Company and the goodwill attaching to the business of the Buyer or the Company and subject to the Warrantors indemnifying the Buyer and/or the Company to the Buyer’s satisfaction against any liability, costs, damages or expenses which may be thereby incurred.

Exhibit 2.1
Schedule 6
Tax Covenant

1.Definitions and interpretation
1.1    Notwithstanding Clause 1 of this Agreement, in the event of any conflict between the provisions of this Schedule 6 and the rest of this Agreement, the provisions of this Schedule 6 will take precedence in respect of all matters relating to Tax.
1.2    In this Schedule 6, unless the context provides otherwise:
Accounts Relief: any Relief to the extent that Relief is taken into account in the Accounts as an asset of the Company or in computing any provision for deferred Tax or in reducing or extinguishing any provision for deferred Tax made or which would, but for the Relief, have been made in the Accounts;
Actual Tax Liability: any liability to make an actual payment or increased payment of Tax or on account of or in respect of Tax (whether or not such liability is a primary liability of the Company and whether or not the person so liable has or may have any right of indemnity or reimbursement against any other person) and the amount of the Tax Liability is set out in paragraph 5 (Payments under this Schedule) of this Schedule 6;
Buyer’s Group: means:
a.the Buyer; and
b.any other company (including the Company) or companies which are treated as a member of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose from time to time;
Buyer’s Relief means:
a.any Accounts Relief;
b. any Relief arising in respect of any period or Event between the Accounts Date and the Completion Date in the ordinary course of the Company’s business;
c.any Relief arising to the Company in respect of any period (or part of any period) or Event occurring or deemed to occur after Completion; and
d.any Relief arising to any member of the Buyer’s Group (other than the Company) whenever such Relief arises;
Company: the Company listed in Schedule 1 to this Agreement;
CTA 2009: the Corporation Tax Act 2009;
CTA 2010: the Corporation Tax Act 2010;
Deemed Tax Liability:
a.the Loss of any Accounts Relief which is a right to repayment of Tax;

Exhibit 2.1
b.the Loss of any Accounts Relief, other than a right to a repayment of Tax; and
c.the use, setting off or deduction in whole or in part of any Buyer’s Relief against income, profits or gains earned, accrued or received on or before Completion or in respect of any period ended on or before Completion or against any Tax arising in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion where the use, setting off or deduction of that Buyer’s Relief has the effect of reducing or eliminating an Actual Tax Liability of the Company which would but for such use, setting-off or deduction, have given rise to a claim by the Buyer against the Warrantors under this Schedule 6, and, in each case, the amount of the Tax Liability is set out in paragraph 5 (Payments under this Schedule);
Disguised Remuneration Provisions: the provisions in ITEPA 2003, Part 7A;
Event: includes any transaction, act, omission, circumstance, payment or other event (including the execution of and Completion of this Agreement and this Schedule, the death or change in the residence for the purposes of Tax of any person and the Company becoming or ceasing to become a member of a group of companies, or becoming or ceasing to be associated or connected with any person for the purposes of any Tax) and the earning, receipt or accrual for any Tax purpose of any income, profits or gains;
HMRC: HM Revenue & Customs;
IHTA 1984: the Inheritance Tax Act 1984;
IHT Liability: any liability to inheritance tax which:
a.arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not related to the death of any person);
b.on or before Completion gives rise to a charge on any of the shares in or assets of the Company or gives the power to sell, mortgage or charge any of the shares or assets of the Company; or
c.after Completion gives rise to a charge on or gives the power to sell, mortgage or charge any of the shares in or assets of the Company as a result of a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value occurring before Completion and, in determining whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded and such Tax shall be treated as becoming due and a charge or power to sell, mortgage or charge shall be treated as arising on the date of the transfer of value (or other date or Event on or in respect of which it becomes payable or arises) and the provisions of IHTA 1984, section 213 (Refunds by instalments) shall not apply to any payments under this Schedule 6;
ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003;

Exhibit 2.1
Loss: the loss, denial, disallowance, clawback, nullification, unavailability, reduction, or cancellation in whole or in part of any Relief and derivative words (such as Lost) shall be construed accordingly;
Refund: any repayment of Tax which the Company receives in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion where or to the extent such repayment was not included as an asset in the Accounts;
Relief: any relief, loss, allowance, credit, debit, charge, expense, exemption, set off or any deduction in computing, reducing or eliminating Tax or profits, income or gains of any description or from any source for the purposes of Tax and any right to a repayment of Tax;
Straddle Period: the accounting period of the Company beginning before Completion and ending after Completion;
Tax: any and all forms of taxation, levy, contributions, duty, impost, charge, tariff, withholding, deduction, and governmental charge (whether national or local) in the nature of tax whenever created, enacted or imposed and whether of the United Kingdom or elsewhere, and any amount payable to any Tax Authority or any other person as a result of any enactment relating to tax, together with all penalties, charges, surcharges, fines and interest regardless of whether such taxes, penalties, charges, surcharges, fines and/or interest are directly or indirectly or primarily chargeable or attributable to the Company provided that Tax shall exclude United Kingdom stamp duty and any penalties and interest in respect of such stamp duty;
Tax Assessment:
a.any claim, notice, demand, assessment, letter, determination or other document issued or action taken by or on behalf of a Tax Authority ,or any other person whereby it appears to the Buyer that the Company is, or may become, subject to a Tax Liability and whether or not such Tax Liability is primarily or directly payable by or attributable to the Company; and
b.any self-assessment made by the Company in respect of any Tax Liability which it considers that it is, or may become, liable to pay;
Tax Authority: any taxing, fiscal or other authority (wherever situated) competent to impose, collect or enforce any liability to Tax, including HMRC;
Tax Claim: any Tax Assessment that comes to the attention of the Buyer or the Company from which it appears that the Warrantors are, or may become, liable to the Buyer under paragraph 2 (Covenant by the Warrantors) of this this Schedule 6;
Tax Liability: any Actual Tax Liability or any Deemed Tax Liability;
Tax Notice: has the meaning given in paragraph 7.1.1 of this Schedule 6;
Tax Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates

Exhibit 2.1
or replaces the same or which has been amended, extended, consolidated or replaced by the same;
Tax Warranties: the warranties set out in paragraph 21 of Schedule 5 to this Agreement;
TCGA 1992: the Taxation of Chargeable Gains Act 1992;
TMA 1970: the Taxes Management Act 1970;
VAT: value added tax and any equivalent tax on the sale of goods and supply of services;
VATA 1994: the Value Added Tax Act 1994;
Warrantor’s Group:
a.a Warrantor; and
b.any company (other than the Company) that may be treated, on or at any time prior to or after Completion, as being or having been, a member of the same group as, or otherwise connected or associated in any way with, the Warrantor for any Tax purpose; and
Warrantors’ Relief: any Relief other than a Buyer’s Relief.
1.3    References to an Event on or before a particular date or in respect of a particular period include Events which are for the purposes of Tax deemed to have occurred at or before that date or in respect of that period.
1.4    References to any Statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation.
1.5    For the purposes of this Schedule 6 and in particular for computing any Tax Liability or Relief and for determining whether and to what extent a Tax Liability or a Relief relates to a pre- or post-Completion period, an accounting period of the Company shall be deemed to have ended on the Completion Date and the Completion Date shall be deemed to be an accounting date of the Company.
1.6    References to something occurring in the ordinary course of business shall, without prejudice to the generality of the term, not include:
1.6.1    anything which relates to or involves the making or receiving of a distribution or deemed distribution for Tax purposes;
1.6.2    the acquisition, disposal or supply, whether actual or deemed, of any asset, goods, service or facility for an actual amount less than the consideration deemed to be received for Tax purposes;
1.6.3    the creation, cancellation or reorganisation of any share or loan capital;
1.6.4    a company ceasing to be associated with any person for the purposes of any Tax;

Exhibit 2.1
1.6.5    the failure by the Company to deduct, charge, recover or account for Tax;
1.6.6    anything which results in a liability for Tax which is primarily the liability of another person (other than another Company or a member of the Buyer’s Group) becoming a liability of the Company;
1.6.7    any transaction or arrangement (or series of transactions or arrangements) which has or had no commercial or business purpose other than the deferral, reduction or avoidance of a liability to Tax;
1.6.8    anything with results in the issue of an accelerated payment notice or counteraction notice under the general anti-abuse rule; and
1.6.9    the Company changing its residence for Tax purposes.
2.Covenant by the WARRANTORS
2.1    Subject to paragraph 3 of this Schedule 6 (Exclusions and limitations of liability), the Warrantors each hereby severally covenant to pay to the Buyer an amount equal to:
2.1.1    any Actual Tax Liability of the Company arising in respect of or in consequence of an Event which occurred on or before Completion (or in respect of any period on or before) Completion;
2.1.2    any Actual Tax Liability which is primarily the liability of a person other than the Company or a member of the Buyer’s Group (the “Primary Person”) for which the Company is liable as a consequence of:
a.the Primary Person failing to discharge such Tax Liability; and
b.the Company, at any time on or before Completion, being a member of the same group of companies as, in control of, controlled by, or otherwise connected or associated with the Primary Person or being controlled by the same person as the Primary Person, in each case for the purposes of any Tax;
2.1.3    any amount which the Company is liable to pay pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax;
2.1.4    any liability of the Company which arises as a result of an assessment by a Tax Authority under the provisions of CTA 2010, Part 18 in connection with or by reference to the disposal of any land or interest in land which the Company has previously owned;
2.1.5    any IHT Liability;
2.1.6    the value of a Deemed Tax Liability;
2.1.7    any Actual Tax Liability which the Company is liable to account for in respect of:

Exhibit 2.1
a.any option or other right granted on or before Completion to acquire securities;
b.the exercise of any option or other right granted on or before Completion to acquire securities;
c.any employment-related securities (as defined for the purposes of ITEPA 2003, Part 7) acquired on or before Completion or acquired as a result of a right or obligation (whether or not legally binding) created on or before Completion;
2.1.8    any Actual Tax Liability of the Company under the Disguised Remuneration Provisions that arises at any time as a consequence of a relevant step (within the meaning of the Disguised Remuneration Provisions) having been entered into where the relevant arrangement (within the meaning of the Disguised Remuneration Provisions), pursuant to which the relevant step is taken, was entered into before Completion;
2.1.9    all reasonable costs and expenses properly incurred and payable by the Company or the Buyer in connection with any Tax Liability or other liability under this paragraph 2 (Covenant by the Warrantors) or in connection with any action taken in successfully taking, defending or settling any action under this Schedule 6.
3.Exclusions and limitations of liability
3.1    The Warrantors shall not be liable to make any payment under paragraph 2 (Covenant by the Warrantors) of this Schedule 6 or under the Tax Warranties in respect of any Tax Liability or other liability (a “Covenant Liability”), to the extent that:
3.1.1    a provision or reserve other than a provision for deferred tax was made in the Accounts in respect of the liability, or to the extent that payment or discharge of that liability has been taken into account in the Accounts or the Management Accounts (but not so as to double count); or
3.1.2    the liability (other than a liability for interest, a fine, a penalty, a charge or a surcharge relating to Tax) arises from actual income, profits or gains earned, accrued or received after the Accounts Date, but on or before Completion, by the Company in the ordinary course of the Company’s business provided that the related income, profits or gains remain in the Company as at Completion or have been expended in the Company’s ordinary course of business before Completion; or
3.1.3    the liability arises or is increased as a result of any increase in the rates of Tax or a change in legislation, applicable law, published concessions or published practice of any Tax Authority of general application announced and coming into force after Completion and having retrospective effect other than any measure specifically introduced to target tax avoidance or evasion; or
3.1.4    the liability arose as a direct result of a voluntary transaction, act entered into or carried out by or on behalf of the Company or the Buyer after Completion, in each case where the Buyer knew or ought reasonably to have known such

Exhibit 2.1
transaction or act would give rise to, or increase, the liability in question, other than any such transaction or act:
a.which is entered into or carried out or effected under a legally binding commitment of the Company created on or before Completion; or
b.which is entered into or carried out or effected at the written request or with the written approval of the Warrantors after Completion; or
c.which is carried out or effected in the ordinary course of business of the Company as carried on at Completion;
3.1.5    the liability would not have arisen but for the withdrawal or amendment by the Company or the Buyer after Completion of any claim, surrender, disclaimer, notice or consent made by the Company prior to Completion or made after Completion in respect of the period ending on or before Completion;
3.1.6    the Buyer has made a claim in respect of the same matter which gave rise to such liability under this Agreement or pursuant to any other agreement with the Warrantors and such liability has been satisfied;
3.1.7    the liability arises or is increased as a result of any change after Completion in any accounting policies or practice used in preparing the Company’s accounts (including a change in the length of any accounting period) other than a change which is necessary to comply with the law or generally accepted accounting practice applicable to the relevant accounting periods of the Company where the accounting practice before Completion did not comply with such law or policies; or
3.1.8    such liability arises or is increased as a result of any instalment of corporation tax paid prior to Completion pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) being insufficient or such liability comprises interest, penalties or fines arising by virtue of an underpayment of tax for the accounting period commencing prior to Completion, insofar as such underpayment would not have arisen but for the entering into of this Agreement or but for the amount of income, profits or gains earned, accrued or received after Completion by the Company proving to be greater than the anticipated income, profits or gains expected to be earned, accrued or received using a good faith estimate at the date of the relevant instalment payment; or
3.1.9    such liability arises solely as a result of the Company joining the Buyer’s Group; or
3.1.10    such liability arises or is increased as a result of a failure or omission by or on behalf of the Company after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent to do any other thing, in relation to Tax, the anticipated making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Accounts, provided that the need to make such election, claim, surrender or disclaimer or to give any notice or consent has been notified to the Buyer in writing within a reasonable time of the need to make such election, claim, surrender or disclaimer, or give any notice or consent; or

Exhibit 2.1
3.1.11    any Warrantors' Relief is available to the Company (or would have been available but for the use of that Relief against profits arising after Completion or taken in to account in the Accounts or a liability for Tax in respect of which the Warrantors would not have been liable to make a payment under this Schedule 6) to set against or otherwise mitigate the liability in question;
3.1.12    such liability arises or is increased as a result of any election, claim, surrender or disclaimer made, or the giving of any notice or consent, or any other thing done, in relation to Tax, by or on behalf of the Company after Completion other than the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Accounts; or
3.1.13    the income, profits or gains in respect of which the liability in question arises were actually earned, accrued or received by the Company prior to the Accounts Date but were not reflected in the and the income, profits or gains were retained by the Company at Completion or were expended by the Company in its ordinary course of business;
3.1.14    the liability would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out by the Company on or after Completion; or
3.1.15    such liability arises or increases as a result of any transaction, act, or omission entered into or carried out by or on behalf of the Company at the written request or with the written approval of the Buyer prior to Completion or which is expressly authorised in this Agreement save that this exclusion shall not apply to claims under Clause 2.1.7 of this Schedule; or
3.1.16    such liability is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Sale Shares and Option Shares pursuant to this Agreement; or
3.1.17    such liability has been made good by insurers or otherwise compensated for without cost or loss to the Buyer or the Company; or
3.1.18    such liability arises or is increased as a consequence of any failure (other than a failure caused by a failure of the Warrantors to comply with their obligations) by the Buyer to comply with or procure the compliance of the Company with its obligations under paragraphs 7 (Conduct of Tax disputes), 8 (Management of Pre-Completion Tax Affairs), and 9 (Buyer’s covenant) of this Schedule 6.
3.2    The Warrantors shall not be liable under this Schedule 6 for a breach of the Tax Warranties unless written notice of such liability, specifying in reasonable detail the circumstances giving rise to such liability, has been served on the Warrantors on or prior to the seventh anniversary of Completion and any such claim which may be made shall (if it has not previously been satisfied, settled or withdrawn) be deemed to be withdrawn and shall become fully barred and unenforceable (and the Warrantors’ liability in respect of such claim shall absolutely terminate) at the expiry of the period of three months from the date of giving notice of such claim unless legal proceedings in respect thereof have been commenced by the issuing and service of such proceedings against the Warrantors.

Exhibit 2.1
3.3    The maximum aggregate liability of the Warrantors in respect of all claims under paragraph 2 (Covenant by the Warrantors) of this Schedule 6 shall not exceed a sum equal to the total amount of monies paid by the Buyer to the Warrantors under this Agreement.
4.Recovery from third parties
4.1    If any Warrantor has paid the Buyer an amount in full in respect of any claim under paragraph 2 (Covenant by the Warrantors) of this Schedule 6 or for breach of the Tax Warranties and the Company or the Buyer:
4.1.1    is or becomes, within seven years from Completion, entitled to receive a payment or obtain a credit or set-off from any person (other than the Buyer, the Company or a member of the Buyer’s Group or an officer or employee of any of them, but including a Tax Authority) in respect of the payment received from the Warrantor or the liability giving rise to such payment; or
4.1.2    has (whether by operation of law, contract or otherwise), within seven years of Completion, a right of reimbursement against any person (other than the Buyer, the Company or a member of the Buyer’s Group or an officer or employee of any of them, but including a Tax Authority) in respect of the payment received from the Warrantor or the liability giving rise to such payment, the Buyer shall, or shall procure that the Company shall, notify the Warrantors in writing as soon as reasonably practicable.
4.2    Following the notification under paragraph 4.1 of this Schedule 6, if requested by the Warrantors, the Buyer shall take, or procure that the Company shall take, all reasonable steps to enforce the right to reimbursement or to obtain a repayment of Tax or set-off or credit and shall keep the Warrantors fully informed of any progress, provided that:
4.2.1    the Buyer is not required to take action which in its reasonable opinion, is likely to have an adverse effect on the business of the Company or the Buyer; and
4.2.2    the Warrantors indemnify and, if requested, secure the Buyer and the Company against all reasonable costs and expenses properly incurred in obtaining that amount together with any additional Tax Liability which may be incurred by either of them as a result of any action being taken pursuant to this paragraph 4.
4.3    If the Buyer or the Company receives any repayment or recovers from a third party any amount referred to in Paragraph 4.1 of this Schedule 6, then to the extent that the amount is not taken into account in compiling the Accounts, the Buyer shall pay to the relevant Warrantor(s) an amount equal to the lesser of:
4.3.1    the amount of any payment, credit or set-off received or sum recovered (including any related interest or related repayment supplements) by the Company under this paragraph 4 less any reasonable costs and/or expenses incurred by the Buyer or the Company in obtaining the amount from the third party (save to the extent any amount has already been made good by the

Exhibit 2.1
Warrantors under paragraph 4.2.2 of this Schedule 6) and less any amount in respect of Tax suffered in respect of that amount; and
4.3.2    the amount paid by the relevant Warrantor(s) under paragraph 2 (Covenant by the Warrantors) of this Schedule 6 or the Tax Warranties.
4.4    Any amount recovered in accordance with paragraph 4.2 of this Schedule 6 and not paid to the Warrantors under paragraph 4.3 of this Schedule 6 shall be carried forward and set off against any future payment due from the Warrantors under this Schedule 6.
4.5    Where the Buyer is liable to make any payment under this paragraph 4, the due date for the making of that payment shall be:
4.5.1    ten Business Days following the receipt, reimbursement or recovery in question by the Buyer or the Company; or
4.5.2    in the case where the Buyer or the Company obtains a Relief, the date on which Tax would have become due to the appropriate Tax Authority but for the use of such Relief; or
4.5.3    in a case where an excess is carried forward and paid in accordance with paragraph 4.4 of this Schedule 6, the date the Warrantors’ payment under this Schedule 6 or the Tax Warranties (against which the excess is set off) is made.
5.Payments under this Schedule
a.Subject to paragraph 6 of this Schedule 6, the amount to be treated as a liability is:
5.1.1    in the case of an Actual Tax Liability, the amount of the payment or increased payment of or in respect of Tax;
5.1.2    in the case of a liability falling within part (a) of the definition of Deemed Tax Liability, the amount of the repayment of Tax which would have been obtained had the Loss of it not occurred;
5.1.3    in the case of a liability falling within part (b) of the definition of Deemed Tax Liability, the amount of Tax, on the basis of the tax rates current at the Accounts Date which would otherwise have been saved by the Company had the Loss of it not occurred, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;
5.1.4    in the case of a liability falling within part (c) of the definition of Deemed Tax Liability (other than the setting off or deduction of an Accounts Relief, which shall be calculated in accordance with paragraph 5.1.3 of this Schedule 6), the amount of Tax, on the basis of the tax rates current at the Accounts Date, which has been saved by the Company as a result of the set off, use or deduction of the Buyer’s Relief.
5.2    Subject to paragraph 6 of this Schedule 6, the due date for payment, where any Warrantor is liable to make any payment under paragraph 2 (Covenant by the Warrantors) of this Schedule 6, shall be on or before the later of five Business Days

Exhibit 2.1
following the date on which the Buyer notifies the Warrantors of the Warrantors’ liability to make payment including the amount of that payment and:
5.2.1    in the case of an Actual Tax Liability, five Business Days before the latest date on which the Tax would have to be paid to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing;
5.2.2    in a case that falls within part (a) of the definition of Deemed Tax Liability, the date on which the Tax would otherwise have been due for repayment by the relevant Tax Authority;
5.2.3    in a case that falls within part (b) of the definition of Deemed Tax Liability, five Business Days before the latest date on which the Tax (which would not otherwise have been payable) becomes payable (or would have become payable assuming, for these purposes, that the Company had sufficient profits against which the Accounts Relief in question could have been set-off or was otherwise able to use the Accounts Relief in question) to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing;
5.2.4    in the case of a liability falling within part (c) of the definition of Deemed Tax Liability (other than the setting off or deduction of an Accounts Relief, for which payment shall be due in accordance with paragraph 5.2.3 of this Schedule 6), the date on which the Buyer would otherwise have used such Buyer’s Relief but for the set off or deduction of the relevant Buyer’s Relief as referred to in that part.
5.3    Any payments made under this Schedule 6 shall, so far as permitted by law, be treated as an adjustment to the Consideration paid by the Buyer for the Shares under the terms of this Agreement.
5.4    If any amount is not paid by any Warrantor to the Buyer on the due date as provided in this Schedule 6, such sum shall carry interest from the due date for payment at the rate of 3 percent per annum above the base lending rate of Barclays Bank Plc for the time being in force on the basis of actual days elapsed from the relevant date specified for payment until and including the date of actual payment (after as well as before judgment). Interest shall be calculated on a daily basis shall be payable on demand.
6.Gross up and withholding
6.1    All sums payable by the Warrantors to the Buyer under this Schedule 6 shall be paid free and clear of all deductions or withholdings save only as may be required by law.
6.2    If any deductions or withholdings are required by law to be made from any payment by any Warrantor under this Schedule 6 (other than a payment of interest), such Warrantor shall pay the Buyer, at the same time as making the payment in question, such additional amount as will, after such deduction or withholding has been made (and after taking into account any credit in respect of such deduction or withholding), leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
6.3    If a Tax Authority charges to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use

Exhibit 2.1
of a Buyer’s Relief) any sum paid under paragraph 2 (Covenant by the Warrantors) of this Schedule 6, the relevant Warrantor shall pay the Buyer such additional amount as will ensure that the Buyer shall receive and retain the amount that is equal to the amount it would have received and retained had the payment in question not been charged to Tax.
6.4    Any additional amount due pursuant to paragraph 6.3 of this Schedule 6 shall be paid within five Business Days of receiving a written demand from the Buyer.
6.5    Paragraphs 6.2 and 6.3 of this Schedule 6 shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for an assignment by the Buyer of any of its rights under this Schedule 6.
6.6    To the extent that any additional amount paid under paragraphs 6.2 and 6.3 of this Schedule 6 results in the Buyer obtaining and utilising a Relief (reasonable endeavours having been used to obtain and utilise such Relief), the Buyer shall pay to the relevant Warrantor(s), within ten Business Days of utilising the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under paragraph 6.2 or 6.3 of this Schedule 6.
6.7    Any payment to be made by the Buyer to the Warrantors under this Schedule 6 shall be subject to paragraphs 6.1 to 6.6 of this Schedule 6 and all references to the Warrantors shall be replaced with the Buyer and vice versa and with all other necessary modifications being made.
7.Conduct of tax disputes
7.1    Notification
If the Buyer or the Company becomes aware of a Tax Claim, it shall, or shall procure that the Company shall, as soon as reasonably practicable (and in any event within fifteen Business Days):
7.1.1    notify the Warrantors of any Tax Assessment (a Tax Notice); and
7.1.2    include in the Tax Notice:
a.reasonable details of the Tax Assessment;
b.the due date for any payment to a Tax Authority;
c.the time limits for any appeal or required response to a Tax Authority; and
d.a reasonable estimate of the amount of any Tax Claim,
in each case, so far as the Buyer is reasonably able to specify without material investigation or enquiry. For the purposes of this paragraph 7.1, if any Warrantor receives any Tax Assessment for any reason, it shall notify the Buyer in writing as soon as is reasonably practicable and in any event within ten Business Days of receiving such Tax Assessment. In such a case, the Buyer shall be deemed to have given the Warrantors notice of such Tax Assessment in accordance with the provisions of this paragraph 7.1 and such notification shall be treated as having been received by the Warrantors when

Exhibit 2.1
the relevant Warrantor received the Tax Assessment provided always that the giving of such notice shall not be a condition precedent to the Warrantors’ liability under this Schedule 6.
7.2    Conduct
Subject to the remaining provisions of this paragraph 7:
7.2.1    the Buyer shall take, or shall procure that the Company takes, at the Warrantors’ expense, any action the Warrantors shall, on receiving a Tax Notice in accordance with paragraph 7.1 of this Schedule 6, reasonably and promptly request in writing, to avoid, mitigate, resist, defend, appeal against or contest any Tax Assessment and any determination in respect thereof provided that;
7.2.2    the Buyer shall not be obliged to take, or procure the taking, of any action reasonably requested by the Warrantors under this paragraph 7 unless the Warrantors have first indemnified the Company and the Buyer to the Buyer’s reasonable satisfaction against all liabilities, costs, damages and expenses and any additional Tax Liability which may be properly incurred or suffered by the Buyer or the Company in relation to or as a result of the Tax Assessment.
7.3    Restrictions on conduct
The Buyer shall not be obliged to take, or procure the taking, of any action reasonably requested by the Warrantors under paragraph 7.2 of this Schedule 6 if:
7.3.1    the Buyer has not received written instructions from the Warrantors in accordance with paragraph 7.2 of this Schedule 6 within ten Business Days of the receipt of the Tax Notice by the Warrantors or, in any case where a time limit for the taking of any action, including responding to the Tax Authority or making an appeal against or contesting any Tax Assessment, applies, any shorter period required in order to comply with the time limit specified in the Tax Assessment and included within the Tax Notice;
7.3.2    complying with any instruction, combination of instructions, request or notification of the Warrantors is likely, in the opinion of the Buyer and the Company, acting reasonably, to:
a.increase the amount involved or the future liability to Tax of the Company or the Buyer; or
b.have an adverse effect on the future Tax affairs of the Company; or
c.have an adverse effect on the future continuing business affairs of the Company;
7.3.3    complying with any instruction, combination of instructions or request would involve sending, transmitting, issuing or submitting any written correspondence or entering in any other communication relating to the Tax Assessment which, in the Buyer’s reasonable opinion, is not true and accurate; or

Exhibit 2.1
7.3.4    complying with any instruction or combination of instructions, request or notification of the Warrantors would involve:
a.taking, or procuring the taking of, any actions or steps which the Buyer reasonably considers is or would be unduly onerous or frivolous or vexatious; or
b.contesting a Tax Assessment to an appellate body unless the Warrantors have, at their sole expense, obtained an opinion on the merits of such a claim, from independent Tax counsel having at least ten years’ experience in Tax matters and appointed by agreement between the Buyer and the Warrantors after disclosure of all relevant information and documents and having regard to all circumstances and information available that an appeal or a defence against an appeal has a reasonable chance of success.
7.4    Buyer’s obligations
Subject to the provisions of paragraph 7.5 of this Schedule 6, if the Warrantors have requested that the Buyer takes, or procures that the Company takes, such action as the Warrantors shall reasonably request in writing in relation to a Tax Assessment in accordance with paragraph 7.2 of this Schedule 6 the Buyer shall, or shall procure that the Company shall:
7.4.1    keep the Warrantors promptly informed of all material matters known to it relating to the Tax Assessment or negotiations and will provide the Warrantors with copies of all relevant correspondence and documentation relating to such Tax Assessment;
7.4.2    provide the Warrantors with copies of all materially relevant documents in the Buyer’s or the Company’s possession or control in relation to that Tax Assessment; and
7.4.3    provide access to the books, accounts and records of the Company and shall give the Warrantors or their agents all such assistance (at the Warrantors cost and expense) as may reasonably be required by the Warrantors in relation to the Tax Assessment including the right to take copies of such books, accounts and records.
7.5    Warrantors losing conduct-related rights
If:
7.5.1    allegations are made by any Tax Authority of any fraudulent act or omission, or of any negligent conduct on the part of the Company before Completion or the Warrantors at any time in relation to the Tax Assessment in question;
7.5.2    the Warrantors fail to indemnify the Company to the Buyer’s reasonable satisfaction within ten Business Days of receiving notice;
7.5.3    the Warrantors do not request in writing that the Buyer or the Company take any action in respect of the Tax Assessment within ten Business Days of receiving the Tax Notice or such shorter time as specified in paragraph 7.3.1 of this Schedule 6;

Exhibit 2.1
7.5.4    the Warrantors fail to provide reasonable clarification of any action that they has requested the Buyer to take (following a reasonable request by the Buyer for such clarification);
then the Buyer shall, without prejudice to its rights against the Warrantors under this Schedule 6, be free to take, or procure that the Company take, such action and reach a settlement or compromise as the Buyer in its reasonable discretion thinks fit.
8.Management of pre-Completion Tax affairs
8.1    Rights and obligations of the Warrantors
The Warrantors, or their duly authorised agents, shall, in respect of all accounting periods ending on or before the Accounts Date, at their own cost:
8.1.1    prepare the corporation tax returns and computations of the Company to the extent that the same shall not have been prepared before Completion (the Pre-Completion Tax Returns) and deliver all Pre-Completion Tax Returns to the Buyer at least 30 Business Days prior to the due date for submission;
8.1.2    prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents to the extent that these have been assumed in the preparation of the Accounts and, subject to paragraph 7 (Conduct of claims) of this Schedule 6, deal with all matters relating to the Pre-Completion Tax Returns, including correspondence (the Pre-Completion Tax Documents) and deliver all Pre-Completion Tax Documents to the Buyer at least ten Business Days prior to the date such Pre-Completion Tax Documents are required to be submitted to the relevant Tax Authority.
8.2    Rights and obligations of the Buyer
The Buyer shall, or shall procure that the Company shall:
8.2.1    authorise, sign and submit to the relevant Tax Authority any Pre-Completion Tax Return or Pre-Completion Tax Document without amendment or with such amendments as the Buyer may reasonably require and agree with the Warrantors; and
8.2.2    afford such access (on reasonable notice in writing) to its books and records (including the taking of copies at the Warrantors’ expense) and give such assistance as is necessary and reasonable to enable the Warrantors or their duly authorised agents to prepare the Pre-Completion Tax Returns and Pre-Completion Tax Documents,
provided that the Buyer is under no obligation to procure the authorisation, signing or submission to any Tax Authority of any Pre-Completion Tax Return or Pre-Completion Tax Document delivered to it in accordance with this paragraph which it considers, in its reasonable opinion, to be false, misleading, incomplete or inaccurate in any respect.
8.3    The Warrantors shall use all reasonable endeavours to agree the Pre-Completion Tax Returns and Pre-Completion Tax Documents as soon as reasonably practicable and shall, subject to paragraph 7 (Conduct of Tax disputes) of this Schedule 6 deal with all such matters promptly and diligently and within applicable time limits and in the

Exhibit 2.1
event that the Pre-Completion Tax Returns have not been submitted to HMRC by one month before the relevant filing date (otherwise than due to the failure of the Buyer or the Company to comply with its obligations under paragraph 8.2 of this Schedule 6), the Warrantors shall lose their rights under paragraph 8.1 of this Schedule 6.
8.4    Straddle Period computation
8.4.1    The Buyer, or its duly authorised agents, shall, in respect of the Straddle Period, at the Company’s cost and expense:
a.prepare the corporation tax returns and computations of the Company;
b.deliver all such returns to the Warrantors at least 15 Business Days prior to the due date for submission;
c.prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax in respect of the Company and deliver such documents to the Warrantors at least 15 Business Days prior to the due date for submission;
d.submit such returns and other documents to the relevant Tax Authority having incorporated any reasonable comments of the Warrantors received at least five Business Days prior to the submission of such return or document which relate to a matter for which the Warrantors may be liable under this Schedule 6 provided that the Buyer is under no obligation to procure the authorisation, signing or submission to any Tax Authority of any return or document delivered to it in accordance with this paragraph which it considers, in its reasonable opinion, to be false, misleading, incomplete or inaccurate in any respect; and
e.subject to paragraph 7 (Conduct of Tax disputes) of this Schedule 6 deal with all matters relating to Tax including the conduct of all related negotiations and correspondence with the relevant Tax Authority.
8.4.2    The Warrantors shall give all such reasonable assistance as may be reasonably required to prepare the Straddle Period returns and all related documents and agree the same with the relevant Tax Authority.
8.5    For the avoidance of doubt, in respect of any Tax Assessment (whereby it appears that the Warrantors are or may become liable to make a payment to the Buyer) this paragraph 8 shall not apply or shall cease to apply and any such Tax Assessment shall be governed by paragraph 7 (Conduct of Tax disputes) of this Schedule 6.
9.BUYER'S COVENANT
9.1    Subject to paragraph 9.2 of this Schedule 6, the Buyer hereby covenants to pay to the Warrantors an amount equal to:
9.1.1    any liability or increased liability to Tax of any member of any Warrantor’s Group arising as a consequence of any failure by the Company or a member of the Buyer’s Group after Completion to pay any Tax which is the primary liability of the Company or the relevant member of the Buyer’s Group;

Exhibit 2.1
9.1.2    any liability or increased liability to Tax of any member of any Warrantor’s Group arising as a consequence of the Company withdrawing in whole or in part, after Completion, any surrender of Group Relief or any Group Reallocation that was submitted to a Tax Authority before Completion in respect of any accounting period ended on or before the Accounts Date and reflected in the Accounts save where the withdrawal in question was made at the request or with the approval of the Warrantors;
9.1.3    any liability to Taxation of any member of any Warrantor’s Group arising under Chapter 6 Part 14 CTA 2010 (change in company ownership);
9.1.4    all reasonable costs and expenses properly incurred by the Warrantors in connection with any liability under this paragraph 10 or in connection with any action taken in successfully taking, defending or settling any action under this paragraph 9.
9.2    Paragraph 9.1 of this Schedule 6 shall not apply to the extent that:
9.2.1    the Buyer has validly claimed against the Warrantors under this Schedule 6 in respect of the amount of Tax which the Company or a member of the Buyer’s Group has failed to pay under paragraph 9.1.1 of this Schedule 6 and for which no payment has yet been made by the Warrantors; or
9.2.2    the Buyer could validly claim against the Warrantors under this Schedule 6 for payment of the amount of Tax which the Company or a member of the Buyer’s Group has failed to pay under paragraph 9.1.1 of this Schedule 6; or
9.2.3    an amount in respect of Tax has been recovered by the Warrantors or any member of any Warrantor’s Group under any relevant Tax Statute (and the Warrantors shall procure that no such recovery is sought to the extent that payment is made hereunder).
9.3    The provisions of paragraphs 3.3 (Financial Limitations), 5, 6 and 7 of this Schedule 6 shall apply to the covenant contained in this paragraph 9 as they apply to the covenant in paragraph 2 (Covenant by the Warrantors) of this Schedule 6 with references to the Warrantors being replaced with references to the Buyer and vice versa and with any other necessary modifications.

Exhibit 2.1
IN WITNESS WHEREOF, this agreement has been EXECUTED AND DELIVERED AS A DEED on the date stated at the beginning of it.

EXECUTED as a DEED by
QUANTUM CORPORATION, acting by
J. Michael Dodson __________________(name),
who, in accordance with the laws of the state of Delaware and the United States of America, is acting under the authority of QUANTUM CORPORATION

) )	/s/ J. Michael Dodson Authorised Signatory

Exhibit 2.1
EXECUTED as a DEED by
ROLF MICHAEL HOWARTH
in the presence of:    /s/ Rolf Howarth

Witness’ Signature:    /s/ Rosa Dias
Witness’ Name:    Rosa Dias
Witness’ Address:

Exhibit 2.1
EXECUTED as a DEED by
DAVID CLACK
in the presence of:    /s/ David Clack

Witness’ Signature:    /s/ Victoria Clack
Witness’ Name:    Victoria Clack
Witness’ Address:

Exhibit 2.1
EXECUTED as a DEED by
GEORGE JOHN BARRY VAUDIN
in the presence of:    /s/ George John Barry Vaudin

Witness’ Signature:    /s/ Jennifer Vaudin
Witness’ Name:    Jennifer Vaudin
Witness’ Address:

Exhibit 2.1
EXECUTED as a DEED by
NEIL BUNDLE
in the presence of:    /s/ Neil Bundle

Witness’ Signature:    /s/ Teresa Bundle
Witness’ Name:    Teresa Bundle
Witness’ Address:

Exhibit 2.1
EXECUTED as a DEED by
HANNAH COLCHESTER
in the presence of:    /s/ Hannah Colchester

Witness’ Signature:    /s/ Jack Colchester
Witness’ Name:    Jack Colchester
Witness’ Address:

Exhibit 2.1
EXECUTED as a DEED by
MARTIN SVEN HOWARTH-MOORE
in the presence of:    /s/ Martin Sven Howarth-Moore

Witness’ Signature:    /s/ Heloise Kathryn Howarth-Moore
Witness’ Name:    Heloise Kathryn Howarth-Moore
Witness’ Address:

Exhibit 2.1
EXECUTED as a DEED by
PAUL DOUGLAS
in the presence of:    /s/ Paul Douglas

Witness’ Signature:    /s/ Jason Bell
Witness’ Name:    Jason Bell
Witness’ Address: